UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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nVent Electric plc

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2021

Notice of Annual General
Meeting and Proxy Statement

Letter to Shareholders

March 30, 2021

Dear Fellow Shareholders:

None of us could have imagined the challenges that 2020 would bring. There was no playbook for a pandemic and we had to adapt and work differently. I could not be more proud of our approximately 8,800 nVent employees and what we accomplished together.

We quickly responded and prioritized what was important: We focused first on the safety and well-being of our employees, rapidly adopting new safety protocols around the world. We remained committed to serving our customers, often going to extraordinary lengths to do so. We continued to invest in growth and execute on our strategy while preparing to emerge stronger.

These priorities, along with our Win Right values and Spark management system, guided us throughout 2020. We had a record year with 53 new products and 40 digital launches, and integrated our Eldon and WBT acquisitions. We improved our safety, quality and delivery performance. We implemented our working capital plans and drove strong full-year cash conversion. In a challenging year, we executed well and are emerging stronger.

Beth A. Wozniak Chief Executive Officer

At nVent, we believe that safer systems ensure a more secure world. Our mission is to connect and protect our customers with inventive electrical solutions. Macro trends like the electrification of everything and increasing needs for safety and security are driving increased demand for our products and solutions. The world is becoming more digital and connected, and each of our three business segments have important roles to play.

Our Enclosures segment has one of the broadest offerings and provides protection for electronics and data everywhere. We continued to grow our data center and networking portfolio, expanding our liquid cooling solutions. With the Eldon acquisition, we expanded our portfolio globally, and are well-positioned to support automation trends across many industries.

Our Electrical and Fastening Solutions segment offers innovative cable management solutions to manage power and data, optimizing labor and improving job site safety. Our electrical grounding, bonding, protection and connection solutions are in demand with the build out of electrical infrastructure around the world.

Our Thermal Management segment is tapping into the Industrial internet of things, with our connected control solutions that are helping expand our applications and services to both new and existing customers.

At the core of everything we do are our people, and we are building a strong culture where employees feel included, valued and engaged. The results of our second employee engagement survey show we are making progress. Compared to our first survey in 2018, overall satisfaction/favorability grew by eight points; and participation increased from 79% to 85%.

We have focused on inclusion and diversity since becoming a standalone company, and our actions last year demonstrated that aspect of our culture. Our employee resource groups (ERGs) offer networking and development, and help create a sense of belonging. We added two new ERGs in 2020 and two more in early 2021. With the spotlight on racial injustice, we made a public commitment to listen, to talk, and to act. We hosted more than 50 listening circles and panel discussions with leading voices on inclusion, and added implicit bias training for all employees. We signed the CEO Action Pledge for Diversity & Inclusion. We can do more. Going forward, we will be measuring our leaders on a People and Culture scorecard to ensure they are aligned and motivated to build diversity and drive an inclusive culture at nVent.

In addition to our culture, we are focused on being good corporate citizens. We published our first Social Responsibility Report in 2020, built around three pillars – People, Products and Planet. We are excited to continue to grow our social responsibility program. It is an imperative for us as we are all part of one global community.

With the great progress that was made on driving our culture and business forward, I am most proud of our employees around the world and how well they performed under extremely difficult circumstances. They worked to keep each other safe, to continue serving our customers, and to take care of our communities.

We entered 2021 with good momentum. I am excited by how far we have come and for what’s next. Thank you for your continued support and confidence. nVent is emerging stronger, and our future is bright.

2	nVent Electric plc

Social Responsibility

At nVent, we connect and protect our customers with inventive electrical solutions. We believe that safer systems ensure a more secure world. With this at the center of our mission, we embrace the opportunity and the responsibility in our role as an engaged corporate citizen.

Our Executive Leadership team has responsibility for our social responsibility strategy and framework, with oversight from our Board of Directors and its Governance and Social Responsibility Committee. In 2019, as we worked to build an enterprise-wide social responsibility strategy, we conducted our first materiality assessment to identify the environmental and social issues most important to us. In 2020, we published our first Social Responsibility Report, covering the 2019 calendar year, which is available on our website at nvent.com/en-us/about-nvent/social-responsibility. We are not incorporating by reference this Report or any other information on our website into this proxy statement.

As a global company committed to connecting and protecting our customers, we approach social responsibility broadly. Our social responsibility focus areas fall into three categories:

People	Products	Planet
Driving a culture focused on inclusion and diversity, employee engagement, safety and integrity	Highly differentiated solutions that create value for our customers and are good for the world	Responsible energy, waste and water management to help protect our natural resources

•   We are continuously working to integrate inclusion and diversity into all aspects of our business

•   We conduct employee engagement surveys to hear from our employees about what we are doing well and where we can become stronger, and we use this feedback to make meaningful improvements to strengthen our culture

•   We are committed to preventing workplace injuries and maintaining a positive, healthy work environment

•   Absolute Integrity is one of our Win Right values and is critical to our success. We offer our employees training and resources on our values and the principles detailed in our Code of Business Conduct and Ethics

•   We are increasing the use of materials that are good for the planet

•   We are launching products that use eco-friendly designs, enable energy efficiency for our customers and are serviceable

•   Our easy to install and easy to use products are improving end-user safety

•   We are contributing to the reduction of Greenhouse Gas (GHG) Emissions to combat Global Climate Change while reducing our environmental impact in the communities where we operate

•   We are taking actions to ease the burden on finite natural resources by investing in renewable energy as well as focused efforts on reducing water consumption in water-stressed areas

•   We are supporting a circular economy by working to optimize our resource efficiency, in particular by diverting waste materials from landfilling

2021 Proxy Statement	3

Building on Our Commitment to Social Responsibility

We are committed to continuously improving our social responsibility efforts. Since publishing our 2019 Social Responsibility Report, we have worked to identify metrics and goals related to our focus areas to help us measure our success going forward.

In addition, we are working on our second Social Responsibility Report covering the 2020 calendar year that will be released in late summer. We believe these initiatives will provide further clarity and transparency to our stakeholders regarding our social responsibility strategy and future plans.

Shareholder Engagement

Understanding the issues our shareholders care about is critical to good governance. We have worked to establish a robust engagement program so that we continuously receive shareholder input regarding our financial performance, strategy, capital allocation, executive compensation, environmental, social and governance (social responsibility) matters, and other topics that are front-of-mind for our shareholders.

All year, we participate in investor conferences and events, and regularly engage with shareholders for an understanding of current issues of focus. Our outreach efforts culminate in our annual general meeting.

ANNUAL SHAREHOLDER ENGAGEMENT

Summer
Assess annual general meeting results, determine next steps, and identify post-meeting focus areas for Fall shareholder engagement

Fall
Schedule shareholder meetings to solicit shareholder feedback, assess the feedback, and report to the Board and appropriate Committees

Winter
Take appropriate steps to address shareholder feedback in governance and compensation practices, as well as annual general meeting planning and disclosures

Spring
Schedule shareholder meetings prior to the annual general meeting to answer questions and understand shareholder views on proxy statement matters

Total contacted	Total engaged	Directors engaged
68% of O/S*	25% of O/S*	67% of calls

*	nVent outstanding shares calculated as of December 31, 2020. Ownership based on publicly disclosed ownership at the time of Fall outreach.

4	nVent Electric plc

Notice of Annual General Meeting of Shareholders

To Be Held May 14, 2021

Our Annual General Meeting of Shareholders will be held at our U.S. management office at 1665 Utica Avenue, Suite 700, Saint Louis Park, MN 55416 USA, on Friday, May 14, 2021, at 8:00 a.m. local time, to consider and vote upon the following proposals; provided that if we are unable to hold the meeting at this location, date and/or time, it will be held at an alternative location, date and/or time that we will publicly announce:

Voting Matters		Board Recommendation	Vote Required	Page Reference
1.	By Separate Resolutions, Election of Director Nominees:	FOR each nominee	Majority of votes cast	11
• Jerry W. Burris
• Susan M. Cameron
• Michael L. Ducker
• Randall J. Hogan
• Ronald L. Merriman
• Nicola Palmer
• Herbert K. Parker
• Greg Scheu
• Beth A. Wozniak
• Jacqueline Wright
2.	Approve, by Non-Binding Advisory Vote, the Compensation of the Named Executive Officers	FOR	Majority of votes cast	27
3.	Ratify, by Non-Binding Advisory Vote, the Appointment of Deloitte & Touche LLP as the Independent Auditor and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditor’s Remuneration	FOR	Majority of votes cast	61
4.	Authorize the Price Range at which nVent Electric plc can Re-Allot Treasury Shares	FOR	75% of votes cast	64

To consider and act on such other business as may properly come before the Annual General Meeting or any adjournment.

Proposals 1, 2 and 3 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting. Proposal 4 is a special resolution, requiring the approval of not less than 75% of the votes cast.

Only shareholders of record as of the close of business on March 19, 2021 are entitled to receive notice of and to vote at the Annual General Meeting.

If you are a shareholder entitled to attend and vote at the Annual General Meeting, you are entitled to appoint a proxy or proxies to attend, speak and vote on your behalf. A proxy need not be a shareholder. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please contact our Corporate Secretary at our registered office.

We urge shareholders to consider carefully whether to attend the Annual General Meeting in person, taking into account the public health concerns relating to COVID-19 and any applicable public emergency orders and recommendations which may, for example, prohibit in person attendance. Under the current circumstances, we encourage shareholders to vote by proxy in advance of the meeting to ensure that your shares are represented at the meeting. We advise shareholders that we intend to follow an abbreviated meeting format. Among other things, similar to last year’s annual general meeting, we intend to keep the meeting as brief as possible, we expect only a limited number of representatives of nVent to attend the meeting, we will practice social distancing, and we will not provide any refreshments. Attendees will be asked to wear face coverings and practice social distancing.

By Order of the Board of Directors,

Jon Lammers

Corporate Secretary
March 30, 2021

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 14, 2021. The Annual Report, Notice of Annual General Meeting, Proxy Statement and Irish Statutory Financial Statements and Related Reports are available by Internet at www.proxyvote.com.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, Ireland, at 2:00 p.m. local time (Irish Standard Time). See “Questions and Answers About the Annual General Meeting and Voting” for further information on participating in the Annual General Meeting in Ireland.**

Where 1665 Utica Avenue, Suite 700, Saint Louis Park, MN 55416 USA*

When Friday, May 14, 2021, 8:00 a.m. local time

Whether or not you plan to attend, we encourage you to vote your shares by submitting a proxy as soon as possible, AND IN ANY EVENT AT LEAST 48 HOURS BEFORE THE ANNUAL GENERAL MEETING. IF YOU PLAN TO SUBMIT A PROXY, YOU MUST SUBMIT YOUR PROXY BY INTERNET OR TELEPHONE, OR YOUR PRINTED PROXY CARD MUST BE RECEIVED AT THE ADDRESS STATED ON THE CARD, BY NO LATER THAN 10:59 P.M. LOCAL TIME (11:59 P.M. EASTERN DAYLIGHT TIME) ON MAY 13, 2021.

By Internet You can vote over the internet at www.proxyvote.com.

By Telephone You can vote by telephone from the United States or Canada by calling the telephone number on the proxy card.

By Mail

You can vote by mail by marking, signing and dating your proxy card or voting instruction form and returning it in the postage-paid envelope, which will then be forwarded to nVent Electric plc’s registered address electronically.

Vote in Person If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot paper at the meeting.

*	If we are unable to hold the meeting at this location, date and/or time, it will be held at an alternative location, date and/or time that we will publicly announce.
**	If participation at the offices of Arthur Cox is not possible, we will publicly announce an alternative venue at which shareholders in Ireland may participate by audio link.

2021 Proxy Statement	5

Proxy Statement for the Annual General Meeting of Shareholders of nVent Electric plc to be held on Friday, May 14, 2021

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. Proxy materials are being made available on or about March 30, 2021 to our shareholders entitled to vote at the Annual General Meeting.

Voting Matters and Recommendations

Proposal 1	Election of Director Nominees
	The Board recommends a vote FOR each Director nominee	Page 11

Board and Governance Highlights

Director Nominees

For the 2021 Annual General Meeting, our Board has recommended the following director nominees.

			Committee Memberships
Name, Age	Director Since	Independent	Audit and Finance	Compensation and Human Capital	Governance and Social Responsibility
Jerry W. Burris, 57	2018
Susan M. Cameron, 62	2018
Michael L. Ducker, 67	2018
Randall J. Hogan, 65	2018
Ronald L. Merriman, 76	2018
Nicola Palmer, 53	2020
Herbert K. Parker, 62	2018
Greg Scheu, 59	2021
Beth A. Wozniak (CEO), 56	2018
Jacqueline Wright, 61	2020

Committee Member:      Committee Chair:

6	nVent Electric plc

Proxy Statement Summary

Overview of the Board

Our Board considers a variety of factors described below under “Director Qualifications, Diversity and Tenure” when assessing the qualifications of Board nominees. Eight of our ten nominees are independent, and 50% have CEO experience.

(1)	Our director nominees’ average tenure is calculated by full years of completed service based on date of initial appointment or election to our Board.

Proposal 2	Approve, by Non-Binding Advisory Vote, the Compensation of the Named Executive Officers
	The Board recommends a vote FOR approval of the compensation of the Named Executive Officers	Page 27

Executive Compensation Highlights

These executive compensation highlights should be read in connection with the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section (see page 29).

Our Compensation Philosophy

The Compensation and Human Capital Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this by rewarding the achievement of specific annual and long-term and strategic goals that create lasting shareholder value. The Committee’s specific objectives include:

•	to motivate and reward executives for achieving annual and long-term financial objectives;
•	to align management and shareholder interests by encouraging employee stock ownership;
•	to provide rewards commensurate with individual and company performance;
•	to encourage growth and innovation; and
•	to attract and retain top-quality executives and key employees.

To balance these objectives, our executive compensation program uses the following direct compensation elements:

•	base salary, to provide fixed compensation competitive in the marketplace;
•	annual incentive compensation, to reward short-term performance against specific financial targets; and
•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return.

2021 Proxy Statement	7

Proxy Statement Summary

The Compensation and Human Capital Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation against the Committee’s goals. The mix of total direct compensation (shown at target) for 2020 for our Chief Executive Officer and the average of the other executive officers named in the Summary Compensation Table below (our “Named Executive Officers”) is shown in the charts below.

2020 Target Direct Compensation Mix

(1)	Target Direct Compensation Mix for Named Executive Officers was calculated using their December 31 base salary, 2020 target annual incentive compensation and 2020 target long-term incentive compensation.

Proposal 3	Ratify, by Non-Binding Advisory Vote, the Appointment of the Independent Auditor and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditor’s Remuneration
	The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditor of nVent Electric plc and the authorization of the Audit and Finance Committee to set the auditor’s remuneration	Page 61

Proposal 4	Authorize the Price Range at which nVent Electric plc can Re-allot Treasury Shares
	The Board recommends a vote FOR the authorization of the price range at which nVent Electric plc can re-allot shares it holds as treasury shares under Irish law	Page 64

At the Annual General Meeting, management will review nVent Electric plc’s affairs and will also present nVent Electric plc’s Irish statutory financial statements for the fiscal year ended December 31, 2020 and the report of the statutory auditors thereon.

8	nVent Electric plc

2021 Proxy Statement	9

EXECUTIVE COMPENSATION TABLES	48
Summary Compensation Table	48
Grants of Plan-Based Awards in 2020	50
Outstanding Equity Awards at December 31, 2020	51
2020 Option Exercises and Stock Vested Table	53
2020 Pension Benefits	53
Nonqualified Deferred Compensation Table	54
Potential Payments Upon Termination or Change in Control	55
Pay Ratio	59
Risk Considerations in Compensation Decisions	60
PROPOSAL 3 RATIFY, BY NON-BINDING ADVISORY VOTE, THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR OF NVENT ELECTRIC PLC AND TO AUTHORIZE, BY BINDING VOTE, THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITOR’S REMUNERATION	61
Vote Requirement	61
Audit and Finance Committee Pre-approval Policy	62
Fees Paid to the Independent Auditors	62
AUDIT AND FINANCE COMMITTEE REPORT	63
PROPOSAL 4 AUTHORIZE THE PRICE RANGE AT WHICH NVENT ELECTRIC PLC CAN RE-ALLOT SHARES IT HOLDS AS TREASURY SHARES UNDER IRISH LAW	64
Vote Requirement	64
SECURITY OWNERSHIP	65
QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING	66
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS	70
IRISH DISCLOSURE OF SHAREHOLDER INTERESTS	71
2020 ANNUAL REPORT ON FORM 10-K	71
REDUCE DUPLICATE MAILINGS	71
APPENDIX A – RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES	72

10	nVent Electric plc

Proposal 1	Elect Director Nominees
The Board recommends a vote FOR each Director nominee

Our Board currently has ten members. On the recommendation of the Governance and Social Responsibility Committee, the Board has nominated each of the ten individuals named below for election for a one-year term expiring on completion of the 2022 Annual General Meeting. If any of the nominees should become unable to accept election, the proxies named on the proxy card may vote for other persons selected by the Board. Management has no reason to believe that any of the nominees named below will be unable to serve his or her full term if elected.

Biographies of the director nominees follow. These biographies include for each director their ages (as of the date of the filing of this Proxy Statement); their business experience; the publicly held and some other organizations of which they are, or have been within the past five years, directors; and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each should serve as a director.

The resolutions in respect of this Proposal 1 are ordinary resolutions. The text of the resolutions in respect of Proposal 1 are as follows:

“IT IS RESOLVED, by separate ordinary resolutions, to elect the following ten director nominees for a term expiring on completion of the 2022 Annual General Meeting: Jerry W. Burris, Susan M. Cameron, Michael L. Ducker, Randall J. Hogan, Ronald L. Merriman, Nicola Palmer, Herbert K. Parker, Greg Scheu, Beth A. Wozniak, and Jacqueline Wright.”

Vote Requirement

Under our Articles of Association, the election of each director requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting. A nominee who does not receive a majority of the votes cast in an uncontested election will not be elected to our Board. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Board recommends a vote FOR election of each Director nominee.

2021 Proxy Statement	11

Proposal 1

Director Nominees Standing for Election

Jerry W. Burris

Director since 2018 Age 57 Independent Committees Compensation and Human Capital (Chair) Governance and Social Responsibility

Mr. Burris is the President and Chief Executive Officer of Midwest Can Company, a manufacturer of portable fuel cans and specialty containers, a position he has held since 2018. Mr. Burris served as President and Chief Executive Officer of Associated Materials Group, Inc., a manufacturer of professionally installed exterior building products, from 2011 to 2014. Prior to that, he served as President, Precision Components of Barnes Group Inc., and was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris held a number of senior management positions at General Electric including President and Chief Executive Officer of Advanced Materials Quartz and Ceramics; General Manager of Global Services at GE Healthcare; head of global supply chain sourcing with GE Industrial Systems and Honeywell Integration. Mr. Burris has served as a director of Midwest Can Company since 2017. During the past five years, Mr. Burris also previously served as a director of Fifth Third Bancorp and Pentair plc.

Qualifications: Mr. Burris brings to our Board significant executive leadership experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris also provides our Board with insight into operating best practices and current developments in a variety of management contexts.

Susan M. Cameron (Lead Director)

Director since 2018 Age 62 Independent Committees Compensation and Human Capital Governance and Social Responsibility

Ms. Cameron is the retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco company, where she served as its Non-Executive Chairman from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its Chief Executive Officer and member of the Board of Directors from 2014 to 2016. Prior to that, she served as President and Chief Executive Officer from 2004 to 2011 and as a member of its Board of Directors from 2006 to 2011. Prior to joining Reynolds American Inc., Ms. Cameron held various marketing, management and executive positions at Brown & Williamson Tobacco Corporation, a U.S. tobacco company. Ms. Cameron has served as a director of Aramark since 2019, as a director of Tupperware Brands Corporation since 2011 and the Non-Executive Chairman of Tupperware Brands Corporation since 2019. During the past five years, Ms. Cameron also previously served as a director of R.R. Donnelley & Sons Company.

Qualifications: Ms. Cameron has considerable experience in the executive leadership and marketing functions of a public company. Ms. Cameron brings to our Board strong leadership skills, marketing and brand leadership expertise and essential insights and perspectives regarding the strategic and operational opportunities and challenges of a global manufacturing business.

12	nVent Electric plc

Proposal 1

Michael L. Ducker

Director since 2018 Age 67 Independent Committees Compensation and Human Capital Governance and Social Responsibility (Chair)

Mr. Ducker is the retired President and Chief Executive Officer of FedEx Freight, a segment of FedEx Corporation, a global provider of supply chain, transportation, business and related information services, having served from 2015 to 2018. From 2009 to 2015 he held the positions of Executive Vice President and Chief Operating Officer and President of International for FedEx Express, a segment of FedEx Corporation, and prior to that he held various executive and management positions with FedEx Express including serving as president of FedEx Express Asia Pacific in Hong Kong and leading the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy. Mr. Ducker has served as a director of International Flavors & Fragrances Inc. since 2014, and as a director of U.S. Xpress Enterprises, Inc. since 2020. He also serves as a director of Amway Corporation, a privately held direct selling business.

Qualifications: Mr. Ducker’s significant senior executive and international experience coupled with his extensive expertise in complex global operations and logistics complements the strength of our Board. Mr. Ducker’s prior experience as Chief Executive Officer of FedEx Freight provides him with knowledge of a number of important areas, including leadership, risk assessment and operational issues.

Randall J. Hogan (Chairman)

Director since 2018 Age 65 Chairman since 2018

Mr. Hogan serves as our non-executive Chairman of the Board. Prior to the separation of our company from Pentair plc in 2018, Mr. Hogan served as Pentair plc’s Chief Executive Officer from 2001 to 2018 and as its Chairman from 2002 to 2018. Prior to his role as Chief Executive Officer, Mr. Hogan held various leadership roles at Pentair plc including President and Chief Operating Officer, and Executive Vice President and President of the Electrical and Electronic Enclosures Group. Mr. Hogan also held leadership roles with United Technologies Corporation as President of the Carrier Transicold Division; Pratt & Whitney Industrial Turbines as Vice President and General Manager; General Electric Company in executive positions in a variety of functions such as marketing, product management, and business development and planning; and McKinsey & Company as a consultant. Mr. Hogan has served as director of Medtronic plc since 2015. During the past five years, Mr. Hogan also previously served as a director of Pentair plc.

Qualifications: Mr. Hogan has significant leadership experience both with Pentair plc and predecessor employers demonstrating a wealth of operational management, strategic, organizational and business transformation acumen. His deep knowledge of business in general and our businesses, strengths and opportunities in particular, as well as his experience as a director in two other complex global public companies allow him to make significant contributions to our Board.

2021 Proxy Statement	13

Proposal 1

Ronald L. Merriman

Director since 2018 Age 76 Independent Committees Audit and Finance (Chair)

Mr. Merriman is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm, where he held various leadership roles from 1967 to 1997. At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee. He also led KPMG’s Global Transportation & Logistics Practice and its Global Healthcare Practice and served as its U.S. Liaison Partner for Asia. More recently, Mr. Merriman founded Merriman Partners, a management advisory firm, in 2003 and served as its managing partner from 2004 to 2011. Prior to that, he served as managing director of O’Melveny & Myers LLP, a global law firm, as Executive Vice President of Carlson Wagonlit Travel, and as President of Ambassador Performance Group, Inc. Mr. Merriman has served as a director of Realty Income Corporation since 2005. During the past five years, Mr. Merriman also previously served as a director of Aircastle Limited, Pentair plc and Haemonetics Corporation.

Qualifications: Mr. Merriman has extensive expertise in financial management and accounting, enterprise risk management and operational controls of multinational companies. Throughout his professional career and public company audit committee experience, he has been exposed to issues involving accounting and audit standards, business law and corporate ethics.

Nicola Palmer

Director since 2020 Age 53 Independent Committees Audit and Finance

Ms. Palmer is the Chief Product Development Officer of Verizon Communications Inc., a global provider of technology, communications, information and entertainment products and services, having served in that role since 2019. Previously, she served as Chief Network Engineering Officer and Head of Wireless Networks from 2017 to 2018 and as Chief Technology Officer for Verizon Wireless from 2013 to 2017, after having served in technology roles of increasing responsibility for Verizon since 2000.

Qualifications: With a career spanning technology, engineering, operations, service management, product development, and strategy/planning, Ms. Palmer has extensive expertise in building, evolving and innovating technology products, platforms and services. She has significant experience in digital business transformation, and evaluating acquisitions and investments to drive innovation forward.

14	nVent Electric plc

Proposal 1

Herbert K. Parker

Director since 2018 Age 62 Independent Committees Audit and Finance

Mr. Parker was Executive Vice President of Operational Excellence for Harman International Industries, Inc., a worldwide developer, manufacturer and marketer of audio products, lighting solutions and electronic systems, from 2015 to 2017, and was the Executive Vice President and Chief Financial Officer of Harman Industries, Inc. from 2008 to 2014. Previously, Mr. Parker served in various financial positions with ABB Ltd. including as Chief Financial Officer of the Americas region. Mr. Parker began his career as a staff accountant with C-E Systems. Mr. Parker has served as a director of each of Apogee Enterprises Inc. and American Axle & Manufacturing since 2018, and as a director of TriMas Corporation since 2015.

Qualifications: Mr. Parker has extensive experience in financial and asset management, accounting and audit, and Sarbanes-Oxley compliance for public companies. His experience serving as a financial executive with multiple public companies in many different countries has provided him with extensive leadership experience and subject matter expertise in enterprise risk management, investor relations, operations and international business.

Greg Scheu

Director since 2021 Age 59 Independent Committees Audit and Finance

Mr. Scheu is the retired President of the Americas region as well as Head of Group Service and Business Integration of ABB, Inc., a subsidiary of leading global technology company ABB Ltd, having served in those roles from 2015 until his retirement in October 2019. Mr. Scheu also served as a member of ABB Ltd.’s Executive Committee from 2012 until his retirement. From 2013 to 2014, he was ABB, Inc.’s Head of Business Integration, Group Service and North America. From 2012 to 2013, he was its Head of Marketing and Customer Solutions. Mr. Scheu joined ABB in 2001 and was responsible for the integration of key acquisitions into ABB. After his retirement from ABB in 2019, Mr. Scheu founded StratPro Partners, a consulting and advisory practice, and is also a senior advisor at Lindsay Goldberg, a private equity firm.

Qualifications: Mr. Scheu brings extensive industry and mergers and acquisitions experience. His service as an executive for the subsidiary of a leading global technology company has provided him with extensive leadership experience and subject matter expertise in enterprise operations and business integrations.

Beth A. Wozniak

Director since 2018 Age 56

Ms. Wozniak was appointed as our Chief Executive Officer upon completion of the separation of our company from Pentair plc in 2018. Prior to that, Ms. Wozniak was President of Pentair plc’s Electrical segment from 2017 to 2018, and served as President of Pentair plc’s Flow & Filtration Solutions Global Business Unit from 2015 to 2016. Previously, Ms. Wozniak held various leadership roles at Honeywell International Inc., and its predecessor AlliedSignal, from 1990 to 2015 including as President of the Environmental and Combustion Controls unit of Honeywell International Inc. from 2011 to 2015 and prior to that as President of the Sensing and Controls unit of Honeywell International Inc. from 2006 to 2011.

Qualifications: Ms. Wozniak brings extensive experience in leading complex, global business operations and mergers and acquisitions, and contributes leadership expertise and insights to our Board.

2021 Proxy Statement	15

Proposal 1

Jacqueline Wright

Director since 2020 Age 61 Independent Committees Compensation and Human Capital Governance and Social Responsibility

Ms. Wright is the Chief Digital Officer, Microsoft US, of Microsoft Corporation, a multinational technology company, having served in that role since 2019. Previously, she served from 2017 to 2019 as Chief Digital & Information Officer for HM Revenue & Customs, the British government tax department, under a two-year secondment arrangement. Prior to that, she served from 2011 to 2017 as Vice President, IT Strategic Enterprise Services of Microsoft Corporation. Before that, Ms. Wright served in chief information officer roles for companies including BP plc and General Electric Company.

Qualifications: Ms. Wright possesses extensive digital transformation experience, and contributes leadership in the areas of technology advancement and the deployment of key customer experiences across multiple technology platforms.

Director Independence

The Board, based on the recommendation of the Governance and Social Responsibility Committee, determines the independence of each director and director nominee based upon the New York Stock Exchange listing standards and the categorical standards of independence included in our Corporate Governance Principles, which can be found at investors.nvent.com/corporate-governance/governance-documents/default.aspx. Based on these standards, the Board has affirmatively determined that all of our non-employee directors and director nominees other than Mr. Hogan (i.e., Mses. Cameron, Palmer and Wright and Messrs. Burris, Ducker, Merriman, Parker and Scheu) are independent and have no material relationship with us (including our directors and officers) that would interfere with their exercise of independent judgment. The Board has affirmatively determined that Randall J. Hogan (Chairman of the Board) and Beth Wozniak (Chief Executive Officer) are not independent.

In determining independence, our Board and Governance and Social Responsibility Committee consider circumstances where a director or director nominee serves as an employee of another company that is a customer or supplier. The Board and Committee have reviewed each of these relationships, which are set forth below. In each case, the relationship involves sales to or purchases from the other company that, for each of 2018 through 2020, were (a) less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2020, 2019 and 2018; and (b) not of an amount or nature that impeded the director’s exercise of independent judgment.

Director	Relationship(s) Considered
Ms. Palmer	Chief Product Development Officer, Verizon Communications Inc.
Ms. Wright	Chief Digital Officer, Microsoft Corporation

Director Qualifications, Diversity and Tenure

The Governance and Social Responsibility Committee and the Board recognize that the Board’s contributions and effectiveness depend on the character and abilities of each director individually as well as on their collective strengths. Accordingly, the Committee and the Board evaluate candidates based on a number of criteria taking into account issues of judgment, diversity, age, and skills, all in the context of an assessment of the perceived needs of the Board at that point in time. Directors are chosen with a view to bringing to the Board a diversity of experience and backgrounds and establishing a core of business advisers with financial and management expertise.

16	nVent Electric plc

Proposal 1

We believe that representation of gender, ethnic, geographical, cultural and other diverse perspectives contributes to our Board’s understanding of the perspectives of our customers, employees, shareholders and other stakeholders. In addition, the Committee and the Board consider the tenure of incumbent directors, with the goal of having a mix of shorter-tenured directors who provide fresh perspectives and longer-tenured directors who provide experience regarding our company and its business.

When considering candidates for election as directors, the Committee and the Board are guided by the following principles, found in our Corporate Governance Principles:

•	at least a majority of the Board must consist of independent directors who meet the New York Stock Exchange, or NYSE, definition of “independent director;”
•	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	each director should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities as a director;
•	each director should possess substantial and significant experience which would be of particular importance to us in the performance of the duties of a director;
•	each director should have sufficient time available to devote to the affairs of our company in order to carry out the responsibilities of a director; and
•	each director should have the capacity and desire to represent the balanced, best interests of our company and our shareholders as a whole and not primarily the interests of a special interest group or constituency and be committed to enhancing long-term shareholder value.

Consistent with our Corporate Governance Principles, Mr. Merriman previously submitted to the Board to consider an offer to tender his resignation from the Board effective as of the 2020 Annual General Meeting, which was the first annual general meeting of our shareholders held after Mr. Merriman turned 75 years of age. After considering Mr. Merriman’s extensive expertise and qualifications discussed above, the contributions he makes to our Board and as Chair of our Audit and Finance Committee and the needs of the Board, and upon the recommendation of the Governance and Social Responsibility Committee, the Board unanimously rejected Mr. Merriman’s offer.

Our policies on director qualifications emphasize our commitment to diversity at the Board level – diversity not only of gender, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance and Social Responsibility Committee in the first instance is charged with observing these policies, and strives in reviewing each candidate to assess the fit of his or her qualifications with the needs of the Board and our company at that time, given the then current mix of directors’ attributes. Board composition, effectiveness and processes are all subject areas of our annual Board self-assessment, which is described in more detail below under “Board and Committee Self-Assessments.”

2021 Proxy Statement	17

Proposal 1

Listed below are the skills and experience that we consider to be important for our director nominees in light of our current business strategy and culture. The lack of a bullet does not mean the director does not possess that item. Rather, a bullet indicates a specific area of focus or expertise of a director on which the Board currently relies. Please see our director nominees’ biographies, which describe their respective experience, qualifications, attributes and skills relative to this list.

Board Nominees
Experience/Qualifications/Attributes/Skills	Burris	Cameron	Ducker	Hogan	Merriman	Palmer	Parker	Scheu	Wozniak	Wright
Digital/Cybersecurity		•	•			•		•	•	•
Diverse Director	•	•				•	•		•	•
Financial			•	•	•	•	•	•
International Business & Operations	•	•	•	•	•	•	•	•	•	•
M&A	•	•	•	•	•	•	•	•	•	•
Operations/Manufacturing	•	•	•	•		•	•	•	•	•
Relevant Industry	•	•		•			•	•	•
Risk Management	•	•	•	•	•	•	•	•	•	•
Sales & Marketing	•	•	•		•			•	•	•
Senior Leadership	•	•	•	•	•	•	•	•	•	•
Strategy Formation	•	•	•	•	•	•	•	•	•	•
Supply Chain/Logistics	•		•			•	•	•

Shareholder Recommendations, Nominations and Proxy Access

Our Corporate Governance Principles provide that the Governance and Social Responsibility Committee will consider persons properly recommended by shareholders to become nominees for election as directors in accordance with the criteria described above under “Directors Qualifications, Diversity and Tenure.” Recommendations for consideration by the Governance and Social Responsibility Committee, together with appropriate biographical information concerning each proposed nominee, should be sent in writing to c/o Corporate Secretary, nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom.

Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election as directors in connection with an Annual General Meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association and submitted within the timing requirements set forth in the Articles of Association. See “Shareholder Proposals and Nominations for the 2022 Annual General Meeting” below for more information.

In addition, eligible shareholders may under certain circumstances be able to nominate and include in our proxy materials a specified number of candidates for election as directors under the proxy access provisions in our Articles of Association. All such nominations must be accompanied by certain background and other information specified in our Articles of Association and submitted within the timing requirements set forth in our Articles of Association. See “Shareholder Proposals and Nominations for the 2022 Annual General Meeting of Shareholders” below for more information.

18	nVent Electric plc

Corporate Governance Matters

The Board’s Role and Responsibilities, Including Risk Oversight

Risk Oversight

At the direction of our Board, we have instituted an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. The Board has determined that the Board as a whole, and not a separate committee, will oversee our risk management process. Our Board’s oversight includes those risks relating to the COVID-19 pandemic, and our Board has reviewed and overseen and continues to monitor the risks we face related to COVID-19 as well as our management’s response and our strategies to address and help mitigate the risks we identify.

Each of our Board Committees focuses on specific risks within its respective area of responsibility. For example:

•	our Audit and Finance Committee focuses on our internal controls, including those relating to information technology and security systems, and discusses major enterprise-level risk exposures including those related to the COVID-19 pandemic;
•	our Compensation and Human Capital Committee annually assesses potential risks arising from compensation programs and policies, including compensation-related risks resulting from the impacts and uncertainties associated with COVID-19 on our business; and
•	Governance and Social Responsibility Committee provides oversight regarding our general approach and strategy for addressing social responsibility matters relevant to us, including identifying and assessing relevant social responsibility matters and risks.

However, our Board believes that the overall enterprise risk management process is more properly overseen by the full Board. Our Chief Financial Officer has the primary responsibility to the Board in the planning, assessment and reporting of our risk profile. The Board reviews an assessment of, and a report on, our risk profile, including a report from our Chief Technology Officer regarding risks relating to information security and cybersecurity matters, on a regular basis.

Oversight in Company Strategy

At least once per year, the Board and senior management engage in an in-depth strategic review of our outlook and strategies which is designed to create long-term shareholder value and serves as the foundation upon which goals are established. Throughout the year, the Board then monitors management’s progress against such goals.

Oversight in Succession Planning

The Board views its role in succession planning and talent development as a key responsibility. At least once annually, usually as part of the annual talent review process, the Board discusses and reviews the succession plans for the Chief Executive Officer position and other executive officers and key contributors. The directors become familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, and communications outside of meetings. Our succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for our future business success.

Communicating with Shareholders and Other Stakeholders

We believe that maintaining an active dialogue with our shareholders is important to our long-term success. We value the opinions of our shareholders and other stakeholders and welcome their views throughout the year on key issues. See “Shareholder Engagement” above for more detail on our engagement initiatives, including participation by our directors.

If you wish to communicate with the Board, non-management directors as a group or any individual director, including the Lead Director, you may send a letter addressed to the relevant party, nVent Electric plc, c/o Corporate Secretary, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom. Any such communications will be forwarded directly to the relevant addressee(s).

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Corporate Governance Matters

Policies and Procedures Regarding Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or 5% shareholders or any of their immediate family members; and
•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Potential related person transactions must be disclosed in the manner required in our Articles of Association and be brought to the attention of the Governance and Social Responsibility Committee directly or to the General Counsel for transmission to the Committee. Disclosure to the Committee should occur before, if possible, or as soon as practical after the related person transaction is effected, but in any event as soon as practical after the executive officer or director becomes aware of the related person transaction. The Committee’s decision whether to approve or ratify a related person transaction is to be made in light of a number of factors, including the following:

•	whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party had no affiliation with any of our directors, executive officers or 5% shareholders;
•	whether there are demonstrable business reasons for us to enter into the related person transaction;
•	whether the related person transaction could impair the independence of a director under our Corporate Governance Principles’ standards for director independence; and
•	whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

We had no related person transactions during 2020. To our knowledge, no related person transactions are currently proposed.

Board Structure and Processes

We and our Board are committed to the highest standards of corporate governance and ethics. As part of this commitment, the Board has adopted a set of Corporate Governance Principles that sets out our policies on:

•	selection and composition of the Board;
•	Board leadership;
•	Board composition and performance;
•	responsibilities of the Board;
•	the Board’s relationship to senior management;
•	meeting procedures;
•	Committee matters; and
•	leadership development.

The Board regularly reviews and, if appropriate, revises the Corporate Governance Principles and other governance instruments, including the charters of its Audit and Finance, Compensation and Human Capital and Governance and Social Responsibility Committees, in accordance with rules of the Securities and Exchange Commission, or SEC, and the NYSE and Irish law. The Board has also adopted a Code of Business Conduct and Ethics and has designated it as the code of ethics for our Chief Executive Officer and senior financial officers.

Copies of these documents are available, free of charge, on our website at investors.nvent.com/corporate-governance/governance-documents/default.aspx.

20	nVent Electric plc

Corporate Governance Matters

Board Leadership Structure

We do not have a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, the Board has the discretion to determine whether the positions should be combined or separated. At the time of the separation of our company from Pentair plc in 2018, the Board determined that it was in our best interests to separate the positions of Chairman of the Board and Chief Executive Officer. Ms. Wozniak currently serves as our Chief Executive Officer and Mr. Hogan currently serves as our Chairman of the Board.

In addition, the Board will annually select an independent Lead Director whenever the Chairman is not an independent director. Our current Lead Director is Ms. Cameron. The Lead Director has the responsibilities set forth in the Corporate Governance Principles or as requested by the Board, including:

•	chairing the Board in the absence of the Chairman of the Board;
•	presiding over executive sessions of the Board when the Chairman is an employee of our company;
•	in conjunction with the Chair of the Compensation and Human Capital Committee and the Chairman of the Board, reporting to the Chief Executive Officer on the Board’s annual review of her performance;
•	in conjunction with the Chairman of the Board, approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;
•	in conjunction with the Chairman of the Board and Committee Chairs, ensuring an appropriate flow of information to the Directors;
•	holding one-on-one discussions with individual directors where requested by directors or the Board; and
•	carrying out other duties as requested by the Board.

Board and Committee Self-Assessments

The Board annually conducts a self-assessment of the Board and each Committee. The assessment process consists of a written evaluation comprising both quantitative scoring and narrative comments on a range of topics, including the composition and structure of the Board, the type and frequency of communications and information provided to the Board and the Committees, the Board’s effectiveness in carrying out its functions and responsibilities, the effectiveness of the Committee structure, directors’ preparation and participation in the meetings and the values and culture displayed by the Board members. The evaluation responses are compiled by a third party and shared with the Chairman, Lead Director and Governance and Social Responsibility Committee Chair who lead a discussion of the assessment results at the following Board meeting.

In addition, a verbal assessment is conducted at the end of every Board meeting and every Committee meeting, other than those Committee meetings scheduled for the purpose of reviewing quarterly earnings materials.

Board Education

Board education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our company, including our business, strategy and governance. For example, new directors typically participate in introductory meetings with our senior business and functional leaders. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the industry, both from senior management and from experts outside of the company. Directors may also enroll in continuing education programs sponsored by third parties at our expense.

2021 Proxy Statement	21

Corporate Governance Matters

Committees of the Board

The Board has three standing committees comprised solely of independent directors: the Audit and Finance Committee, the Compensation and Human Capital Committee and the Governance and Social Responsibility Committee. The committee members generally also meet in executive session without management present at each meeting. The number of meetings of the Board and each committee held during 2020 is presented below.

7 Meetings of the nVent Board of Directors
9 Meetings of the Audit and Finance Committee	4 Meetings of the Compensation and Human Capital Committee	5 Meetings of the Governance and Social Responsibility Committee

Audit and Finance Committee

Members: Ronald L. Merriman (Chair), Nicola Palmer, Herbert K. Parker and Greg Scheu. All members have been determined to be independent under SEC and NYSE rules.

Role:

The Audit and Finance Committee is responsible for, among other things, assisting our Board with oversight of our accounting and financial reporting processes, oversight of our financing strategy, investment policies and financial condition, audits of our financial statements, and monitoring the effectiveness of our systems of internal control (including information technology and security systems relating to internal controls), internal audit and risk management. These responsibilities include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor and the performance of our internal audit function and of the external auditor. The Committee is directly responsible for the appointment, compensation, evaluation, terms of engagement (including retention and termination) and oversight of the independent registered public accounting firm. The Committee holds meetings periodically with our independent and internal auditors, our Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies. The Committee also discusses major enterprise-level risk exposures that may affect our financial statements, operations, business continuity, reputation and the reliability and security of the information technology and security systems owned by us or used in our business operations, discusses with management the steps it takes to monitor and control those exposures, and receives ongoing assessments from our internal audit department regarding our risk management processes.

Report:

You can find the Audit and Finance Committee Report under “Audit and Finance Committee Report” of this Proxy Statement.

Financial Experts:

The Board has determined that all current members of the Committee are financially literate under NYSE rules and that each of Messrs. Merriman and Parker qualifies as an “audit committee financial expert” under SEC standards.

22	nVent Electric plc

Corporate Governance Matters

Compensation and Human Capital Committee

Members: Jerry W. Burris (Chair), Susan M. Cameron, Michael L. Ducker and Jacqueline Wright. All members have been determined to be independent under SEC and NYSE rules.

Role:

The Compensation and Human Capital Committee sets and administers our executive compensation. This includes establishing and reviewing executive base salaries and administering cash bonus and equity-based compensation under the nVent Electric plc 2018 Omnibus Incentive Plan. The Committee also sets the Chief Executive Officer’s compensation based on the Board of Director’s annual evaluation of her performance. The Committee has engaged an independent compensation consulting firm to aid the Committee in its annual review of our executive compensation programs for continuing appropriateness and reasonableness and to make recommendations regarding executive officer compensation levels and structures. In reviewing our compensation programs, the Committee also considers other sources to evaluate external market, industry and peer company practices. Information regarding the independence of the consulting firm is included under “Compensation Discussion and Analysis – Compensation Consultant.” A more complete description of the Compensation and Human Capital Committee’s practices can be found under “Compensation Discussion and Analysis” under the headings “Comparative Framework” and “Compensation Consultant.” The Committee also receives periodic reports from management regarding the effectiveness of our human resources and human capital management strategies and goals, including those related to the recruitment and retention of personnel, talent management, inclusion and diversity and other employment and compensation practices, and our culture.

Report:

You can find the Compensation and Human Capital Committee Report under “Compensation and Human Capital Committee Report” of this Proxy Statement.

Governance and Social Responsibility Committee

Members: Michael L. Ducker (Chair), Jerry W. Burris, Susan M. Cameron and Jacqueline Wright. All members have been determined to be independent under NYSE rules.	Role:

The Governance and Social Responsibility Committee is responsible for, among other things, identifying individuals qualified to become directors and recommending nominees to the Board for election at Annual General Meetings, and overseeing matters relating to environmental, social and governance matters, including sustainability, health and safety, business ethics, corporate social responsibility, community relations and other public policy and affairs, as well as compliance with our Code of Business Conduct and Ethics. The Committee also monitors developments in director compensation and, as appropriate, recommends changes in director compensation to the Board of Directors. The Committee is also responsible for reviewing annually and recommending to the Board of Directors changes to our corporate governance principles and administering the annual Board and Board Committee self-assessment.

2021 Proxy Statement	23

Corporate Governance Matters

Attendance at Meetings

The Board held seven meetings in 2020. Members of the Board are expected to attend all scheduled meetings of the Board and the Committees on which they serve and all Annual and Extraordinary General Meetings. In each regularly scheduled Board meeting, the non-employee directors met in executive session, without the Chief Executive Officer or other members of management present. The independent directors also meet in executive session, chaired by the Lead Director, at least once per year. All directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of the Committees on which they served during the period for which such persons served as directors in 2020, with an average attendance of over 98%. All of the directors nominated for re-election at the 2020 Annual General Meeting joined by telephone due to the COVID-19 pandemic.

Director Compensation

Director compensation is recommended by the Governance and Social Responsibility Committee and approved by the Board. We use a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of our directors reflects our belief that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value. Ms. Wozniak, our Chief Executive Officer, is our only employee director; she receives no separate compensation for her Board service. Directors do not receive fees for meeting attendance.

In December 2020, Willis Towers Watson reviewed our director compensation with the Governance and Social Responsibility Committee based on the director compensation practices of our executive compensation peer group (described on page 37). No changes were recommended at that time and no changes were made, except that the Committee determined to change its historical practice of granting director equity grants in January of each year. Beginning in 2021, these grants will be made closer to the Annual General Meeting.

Director Retainers

The annual retainers for non-employee directors’ service on the Board and Board committees in 2020, which were paid on quarterly basis, were as follows:

Board Retainer	$80,000
Chairman of the Board Supplemental Retainer	$140,000
Lead Director Supplemental Retainer	$30,000
Audit and Finance Committee Chair Supplemental Retainer	$20,000
Compensation and Human Capital Committee Chair Supplemental Retainer	$15,000
Governance and Social Responsibility Committee Chair Supplemental Retainer	$12,000
Audit and Finance Committee Retainer	$12,500
Compensation and Human Capital Committee Retainer	$7,500
Governance and Social Responsibility Committee Retainer	$7,500

However, in response to the adverse effects of the COVID-19 pandemic, we implemented several cost actions, including the Board determining to reduce all cash retainers by 25% effective during our second and third quarters of 2020.

Equity Awards

Non-employee directors also receive an annual grant with a value of $130,000. Grants are made in the form of restricted stock units, which generally vest one year after the grant date. Share withholding is allowed to cover the taxes on restricted stock unit vesting. Historically, we have granted such restricted stock units on the first trading day in January of each year, which we did in 2020. In December 2020, the Governance and Social Responsibility Committee determined that, beginning in 2021, we will make such grants closer to the Annual General Meeting. As a result, we did not make a grant in January 2021.

24	nVent Electric plc

Corporate Governance Matters

Directors are restricted from selling nVent ordinary shares until they meet the stock ownership guideline of five times the annual board retainer within five years. Each restricted stock unit represents the right to receive one of our ordinary shares upon vesting and includes one dividend equivalent unit, which entitles the holder to all cash dividends declared on one of our ordinary shares from and after the date of grant. Dividend equivalent units are accrued during the vesting period, and paid to directors in cash at the same time the related restricted stock units vest.

Stock Ownership Guidelines for Non-Employee Directors

Stock Ownership for Non-Employee Directors Serving as of December 31, 2020

	Share Ownership(1)	12/31/20 Market Value ($)(2)	Ownership Guideline ($)	Progress Toward Guideline
Jerry W. Burris	35,712	831,732	400,000	Met
Susan M. Cameron	11,417	265,902	400,000	On track	(3)
Michael L. Ducker	17,269	402,195	400,000	Met
Randall J. Hogan	811,041	18,889,156	400,000	Met
Ronald L. Merriman	38,344	893,031	400,000	Met
Nicola Palmer	5,279	122,948	400,000	On track	(3)
Herbert K. Parker	17,269	402,195	400,000	Met
Jacqueline Wright	6,703	156,113	400,000	On track	(3)

(1)	Except as indicated otherwise below, the amounts in this column include ordinary shares owned by the director, both directly and indirectly, and unvested restricted stock units.
(2)	Based on the closing market price for our ordinary shares on December 31, 2020 of $23.29.
(3)	Non-employee directors have until the later of five years after their election or appointment as a director to meet the stock ownership guideline. Ms. Cameron was first elected as a director in 2018, and therefore does not need to meet the stock ownership guideline until 2023. Mses. Palmer and Wright were first elected or appointed as directors in 2020, and therefore do not need to meet the stock ownership guideline until 2025.

Director Compensation Table

The table below summarizes the compensation that we paid to non-employee directors for 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brian M. Baldwin(3)	29,687	129,989	–	–	–	–	159,676
Jerry W. Burris	96,250	129,989	–	–	–	–	226,239
Susan M. Cameron	96,938	129,989	–	–	–	–	226,927
Michael L. Ducker	89,524	129,989	–	–	–	–	219,513
David H. Y. Ho(4)	36,558	129,989	–	–	–	–	166,547
Randall J. Hogan	192,500	129,989	–	–	–	–	322,489
Ronald L. Merriman	98,438	129,989	–	–	–	–	228,427
William T. Monahan(4)	41,854	129,989	–	–	–	–	171,843
Nicola Palmer	49,333	90,007	–	–	–	–	139,340
Herbert K. Parker	80,938	129,989	–	–	–	–	210,927
Jacqueline Wright	65,971	109,996	–	–	–	–	175,967

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Corporate Governance Matters

(1)	The amounts in column (c) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), of restricted stock units granted during 2020. Restricted stock units are valued at market value on the date of grant and are expensed over the vesting period. As of December 31, 2020, each then-serving non-employee director had the unvested restricted stock units and deferred share units shown in the table below.

Name	Unvested Restricted Stock Units	Deferred Share Units
Jerry W. Burris	5,015	–
Susan M. Cameron	5,015	–
Michael L. Ducker	5,015	–
Randall J. Hogan	5,015	–
Ronald L. Merriman	5,015	471
Nicola Palmer	5,279	–
Herbert Parker	5,015	–
Jacqueline Wright	6,703	–

(2)	No stock options were granted to our non-employee directors during 2020. As of December 31, 2020, the following then-serving non-employee directors had the following outstanding stock options: Jerry W. Burris – 28,324; Randall Hogan – 1,243,193; and Ronald L. Merriman – 28,324. In each case, the options reported were originally granted as options to purchase Pentair plc ordinary shares and were converted to options to purchase nVent ordinary shares in connection with the separation of our company from Pentair plc in 2018.
(3)	Mr. Baldwin resigned as a director effective May 1, 2020 and forfeited the restricted stock units granted to him in 2020.
(4)	The terms of each of Messrs. Ho and Monahan serving as directors ended upon the completion of the 2020 Annual General Meeting on May 15, 2020.

26	nVent Electric plc

Executive Compensation

Proposal 2	Approve, by Non-Binding Advisory Vote, the Compensation of the Named Executive Officers
The Board recommends a vote FOR approval of the compensation of the Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934, the Board is asking the shareholders to approve, by non-binding advisory vote, the compensation of the Named Executive Officers disclosed in the sections below titled “Compensation Discussion and Analysis” and “Executive Compensation Tables.” We currently hold these votes annually and expect to hold the next such vote at our 2022 Annual General Meeting.

Executive compensation is an important matter to the Board and the Compensation and Human Capital Committee and to our shareholders. We have designed our executive compensation programs to align executive and shareholder interests by rewarding the achievement of specific annual and long-term goals that create long-term shareholder value. We believe that our executive compensation programs provide competitive compensation that will motivate and reward executives for achieving annual and long-term financial and strategic objectives, provide rewards commensurate with performance to incentivize the Named Executive Officers to perform at their highest levels, encourage growth and innovation, attract and retain the Named Executive Officers and other key executives and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.

The Compensation and Human Capital Committee has overseen the development and implementation of our executive compensation programs in line with these compensation objectives. The Compensation and Human Capital Committee also continuously reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates the Named Executive Officers to perform at their highest levels while increasing long-term value to our shareholders.

With these compensation objectives in mind, the Compensation and Human Capital Committee has taken a number of compensation actions to align with our shareholders’ interests, including the following:

•	Annual cash incentives for the Named Executive Officers are based on performance goals that correlate strongly with two primary objectives: profitable growth and consistent, strong cash flow.
•	A significant portion of total compensation is “at risk” if certain performance goals are not satisfied or otherwise subject to our future performance.
•	Executive officers must comply with rigorous stock ownership guidelines.

These and other actions demonstrate our continued commitment to align executive compensation with shareholders’ interests while providing competitive compensation to attract, motivate and retain the Named Executive Officers and other key executives. We will continue to review and adjust our executive compensation programs with these goals in mind to ensure the long-term success of our company and generate increased long-term value to our shareholders.

This non-binding advisory vote gives you an opportunity to express your views about our executive compensation programs. As we further align our executive compensation programs with the interests of our shareholders while continuing to retain key talented executives that drive our company’s success, we ask that you approve the compensation of the Named Executive Officers.

2021 Proxy Statement	27

Executive Compensation

The resolution in respect of this Proposal 2 is an ordinary resolution. The text of the resolution in respect of Proposal 2 is as follows:

“IT IS RESOLVED, that, on a non-binding, advisory basis, the compensation of nVent Electric plc’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related disclosures contained in nVent Electric plc’s proxy statement is hereby approved.”

Vote Requirement

Approval, by non-binding advisory vote, of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Each of the Board and the Compensation and Human Capital Committee recommends a vote FOR the approval of the compensation of the Named Executive Officers.

Compensation and Human Capital Committee Report

The Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Jerry W. Burris, Chair

Michael L. Ducker

Jacqueline Wright

28	nVent Electric plc

Compensation Discussion and Analysis

Our Named Executive Officers

This Compensation Discussion and Analysis describes the compensation programs and decisions made by the Compensation and Human Capital Committee in regard to the compensation of the following named executive officers (“Named Executive Officers”) for 2020:

Name	Position
Beth A. Wozniak	Chief Executive Officer
Sara E. Zawoyski	Executive Vice President and Chief Financial Officer
Jon D. Lammers	Executive Vice President, General Counsel and Secretary
Joseph A. Ruzynski	President of Enclosures
Lynnette R. Heath	Executive Vice President and Chief Human Resources Officer

2020 Business Results and Key Actions in Response to Pandemic*

nVent is a $2.0 billion in sales, high-performance electrical company with a dedicated team of approximately 8,800 people and trusted brands such as nVent CADDY, ERICO, HOFFMAN, RAYCHEM, SCHROFF and TRACER. We design, manufacture, market, install, and service high performance products and solutions that connect and protect some of the world’s most sensitive equipment, buildings, and critical processes in the industrial, commercial & residential, energy and infrastructure verticals. We offer a comprehensive range of enclosures, electrical connections and fastening, and thermal management solutions across industry-leading brands that are recognized globally for quality, reliability and innovation. From heat trace cables to critical equipment enclosures to labor-efficient fastening systems, we enable customers to improve performance, lower costs and reduce downtime.

With a culture rooted in continuous improvement, our Spark management system defines how we operate. Together, they provide the mindset and operating system to propel the success of our company. Spark supports the high performance culture we are fostering at nVent, and the five elements are described as:

•	People are at the core of Spark, positively impacting our business and growing their careers
•	Growth is the foundation of Spark, driving shareholder, customer and employee value
•	Lean is the relentless pursuit of eliminating waste and increasing velocity
•	Digital transforms our products and how we do business, improving both customer and employee experiences
•	Velocity is increasing speed in all we do for each other and our customers

Response to the Pandemic

In March 2020, the World Health Organization declared novel coronavirus 2019 (“COVID-19”) a pandemic. The effects of the COVID-19 pandemic had an unfavorable impact on our business in 2020. As the COVID-19 pandemic unfolded, we acted promptly in response to the evolving conditions and unprecedented uncertainty. Our top priority remains the safety and well-being of our employees and their families by successfully securing our facilities and implementing new health and safety policies. Our next priority was to navigate the business challenges presented by the effects of the pandemic on economic conditions, our customers and our operations.

*	Please see Appendix A for reconciliation of GAAP to non-GAAP financial measures included in this section. For the first four months of the year ended December 31, 2018, certain expenses of Pentair were allocated to nVent and included in corporate and other costs.
**	“Segment Income” represents Operating Income exclusive of non-cash intangible amortization, separation costs, certain acquisition related costs, costs of restructuring activities, impairments and other unusual non-operating items.

2021 Proxy Statement	29

Compensation Discussion and Analysis

To mitigate the adverse effects of the pandemic, we implemented several actions to lower costs, manage our liquidity and focus on cash flow. These actions have included, but are not limited to:

•	Limited discretionary spending across the organization;
•	Reduced capital expenditures;
•	Reduced the base salaries of our executive officers, including our Chief Executive Officer (25% reduction) and our other Named Executive Officers (20% reduction), effective during our second and third quarters of 2020;
•	Temporarily suspended our contributions under our Employee Stock Purchase and Bonus Plan in 2020;
•	Temporarily reduced our matching contributions under our 401(k) plan, additional details can be found under “Qualified Retirement Plan”. We also eliminated our contributions under our non-qualified deferred compensation program for 2020;
•	Implemented select furloughs, shortened work weeks, and temporary pay reductions;
•	Aligned our cost structure to meet demand;
•	Optimized working capital through inventory reduction initiatives across business segments and focused actions to optimize customer and vendor payment terms; and
•	Deferred payment of income and payroll taxes and utilized job retention subsidies in certain jurisdictions where such opportunities were available.

2020 full-year results and highlights include:

In 2020, our number one priority was the safety and well-being of our employees. Our team remained committed to serving our customers and often went to extraordinary measures to make that happen. During the year, we continued to execute on our strategy. A few of our key accomplishments include a record number of new product and digital launches as well as our first ever Social Responsibility Report reflecting our commitment to driving progress for our people, our products and our planet. Throughout the year, we improved our decrementals, delivered over $70 million in cost reductions and generated strong cash flow.

To help ensure a One nVent focus and strong teamwork, all members of our leadership team were assigned to short- and long-term incentive plans that were tied to our overall performance. Sales, operating income and cash flow were below plan, resulting in below target annual incentive payments for 2020 (see “2020 Annual Incentive Compensation” discussion beginning on page 38). We are committed to ensuring that our executive pay programs are closely aligned with the business results and support the interests of our shareholders.

•	Sales of $2.0 billion were down 9% relative to 2019. The decrease in sales was primarily the result of a slowdown in capital spending, largely attributable to the COVID-19 pandemic.
•	Operating Income was $38 million compared to $333 million in 2019, down 88%. On an adjusted basis, Segment Income was $348 million, down 18% compared to $424 million in 2019.
•	Full-year net cash provided by operating activities was $344 million and total Free Cash Flow was $306 million. We delivered full-year Free Cash Flow of approximately 120% of adjusted net income.
•	Returned approximately $160 million in cash to shareholders through dividends and share repurchases.

Our sales during 2020 were $1,999 million, down 9% compared to $2,204 million in 2019. Sales is a key metric in our Management Incentive Plan, detailed beginning on page 38.

30	nVent Electric plc

Compensation Discussion and Analysis

Operating income in 2020 was $38 million compared to $333 million in 2019. Segment Income in 2020 was $348 million, down 18% compared to 2019. Return on Sales (Segment Income divided by Sales) contracted 190 basis points in 2020 over the prior year. Segment Income is a key metric in our Management Incentive Plan, detailed beginning on page 38.

Full-year reported earnings per share (“EPS”) was $(0.28) in 2020 compared to $1.29 in 2019. Adjusted EPS was $1.50 in 2020, down 16% compared to $1.78 in 2019. EPS is a key metric in our Long-Term Incentive Plan, detailed beginning on page 38.

Full-year net cash provided by operating activities was $344 million and total free cash flow was $306 million in 2020. This compares to full-year net cash provided by operating activities of $336 million and total free cash flow of $304 million in 2019. Free cash flow is a key metric in our Management Incentive Plan, detailed beginning on page 38.

Impact on 2020 Named Executive Officer Compensation

The Compensation and Human Capital Committee set 2020 Named Executive Officer target compensation prior to the COVID-19 pandemic, and the 2020 Long-Term Incentive awards were made effective January 2, 2020. More details on Named Executive Officer compensation can be found beginning on page 37. The effects of the COVID-19 pandemic had an unfavorable impact on our business, and as a result, on our Named Executive Officers’ compensation in 2020.

Base Salaries

As previously mentioned, we reduced the base salaries of our executive officers, including our Chief Executive Officer (25% reduction) and our other Named Executive Officers (20% reduction) during our second and third quarters of 2020. Due to the unprecedented impact of COVID-19 on our business in 2020, the Committee is also delaying 2021 base salary increases for executive officers until July 1, 2021, which is in line with treatment for our broader employee population, subject to local requirements.

Incentive Compensation

Due to the unprecedented impact of COVID-19 on our business in 2020, our incentive compensation plans for senior executives and other employees were materially impacted for 2020:

•	Our Revenue and Segment Income metrics in our short-term incentive plan, which we call our Management Incentive Plan, fell below threshold, resulting in zero payout under the plan. We achieved 77% of target for Free Cash Flow.

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Compensation Discussion and Analysis

•	Our outstanding 2018-2020 performance share unit awards, which are based on Adjusted EPS over a three-year period, were negatively impacted, resulting in zero payout for the three-year period ending December 31, 2020.
•	We expect our outstanding 2019-2021 performance share unit awards to pay out at zero, and our outstanding 2020-2022 performance share unit awards could also be impacted. The Committee is not considering any changes to in-cycle performance share unit awards.

Annual Incentive Compensation

The Compensation and Human Capital Committee and its independent advisor collaborated with management on a structured framework to better evaluate our company’s performance during the year. This framework was designed to support the Committee’s final determinations for the Management Incentive Plan and allow the Committee the flexibility to arrive at an outcome intended to recognize the accomplishments of the management team in an unprecedented year, while acknowledging that we did not meet the target Revenue and Segment Income goals established at the beginning of 2020. The framework considered management’s strong execution of the top three priorities established in response to the COVID-19 pandemic:

Focus on the safety and well-being of our employees	Continue business operations to serve our customers and support critical infrastructure	Make nVent a stronger company, well positioned to exit this crisis:

•  Implemented safety and hygiene processes at our manufacturing and distribution locations to help keep our employees safe, including separation of shifts and workstations, temperature monitoring in most locations, and other recommended practices

•  Directed employees to work from home, wherever possible, limited and screened visitors to our facilities, implemented travel restrictions, encouraged social distancing best practices and implemented enhanced cleaning in our facilities

•  All facilities have a COVID-19 readiness plan, and we launched updated wellness programs for employees

•  Repeatedly surveyed our employees to help us support them and adapt our response

•  Our Electrical & Fastening Solutions segment adapted how we serve our customers providing digital launches, and virtual trainings, hosting 127 events to reach more than 5,000 customers and installers

•  Our Enclosures segment launched its IEC portfolio with digital selling tools and world-class service to deliver a global portfolio

•  Our Thermal Management segment introduced a wireless communication interface that builds on nVent’s RAYCHEM Elexant family. This product allows our customers with hardwired communications to upgrade to wireless remote connectivity for monitoring

•  Launched a record 53 new products

•  Delivered 40 digital launches, including website enhancements and digital product content improvements

•  Completed our integration of Eldon Holding AB and acquired the business of WBT LLC, strengthening our global growth opportunity in cable management

•  Launched our second employee engagement survey and saw our employee satisfaction favorability scores increase by eight points

The Compensation and Human Capital Committee determined that the execution of these emerging priorities was exceptional in 2020, resulting in a continued focus on long-term value creation. However, the Committee acknowledged that the financial performance objectives (Revenue and Segment Income) fell below the performance thresholds that were established pre-pandemic. As a result of this strong execution, the Committee made the decision to fund our Management Incentive Plan for 2020 at 45% of target for our executive officers, and 50% for our Enterprise non-executive officer participants. Our non-management incentive plan, which we call AIP, was funded at 100% for approximately 1,300 participants.

32	nVent Electric plc

Compensation Discussion and Analysis

Long-Term Incentive Compensation: 2018-2020 Performance Share Unit Award Payouts

In February 2021, the Committee certified the results for the performance period that began on January 1, 2018 and was completed on December 31, 2020. As described above, performance fell below threshold, resulting in no payout.

The following table shows the results for the 2018-2020 performance share unit awards and the resulting payout percentage:

Metrics	Weight	Threshold (50% payout)	Target (100% payout)	Superior Performance (200% payout)	Excellence (300% payout)	Results	Payout
Adjusted EPS Growth	100.0%	$1.81	$2.08	$2.31	$2.43	$1.50	0%

*	Please see Appendix A for reconciliation of GAAP to non-GAAP financial measures included in this section.

As noted above, the Compensation and Human Capital Committee did not make any adjustments to EPS in the 2018-2020 performance share unit awards. Further, we do not anticipate making any adjustments to the outstanding performance share unit awards for years 2019-2021 and 2020-2022.

Impact on Chief Executive Officer Compensation

COVID-19 had an unprecedented impact on our executive compensation programs in 2020, resulting in significantly lower realized compensation for our Named Executive Officers. To assist our shareholders and other stakeholders in understanding the relationship between our Named Executive Officers’ compensation and our performance, we are providing the following graphic comparing 3-year target direct compensation for our Chief Executive Officer with the compensation actually realized by our Chief Executive Officer during 2018-2020:

3-Year nVent Total Direct Compensation as Granted versus Realizable Compensation (2018—2020)

Realizable compensation represents the sum of the actual base salary paid to our Chief Executive Officer, the actual bonus earned by our Chief Executive Officer, zero payout for the 2018 and 2019 performance share unit awards, the 2020 performance share unit awards valued at target, and the value of the stock option and restricted stock unit awards granted measured as of December 31, 2020. The 2018 and 2020 stock option awards were underwater at the end of 2020, so are

2021 Proxy Statement	33

Compensation Discussion and Analysis

included in the calculation of realizable compensation at zero value, and the performance share unit and restricted stock unit awards are valued substantially below the targeted grant value. The 2019 stock option awards are valued on the basis of the excess of our share price as of December 31, 2020 over the exercise price of the option multiplied by the number of shares subject to the option. The realizable value for all equity awards was calculated using the closing price of our ordinary shares of $23.29 on December 31, 2020.

The Compensation and Human Capital Committee believes that this pay for performance relationship fully aligns with our philosophy and supports our shareholder alignment objectives. Further, the Committee believes that this strong performance-orientation supports the specific actions taken with respect to the fiscal year 2020 Management Incentive Plan and the 2018 – 2020 performance share unit awards.

Overview of Compensation Program and Objectives

The Compensation and Human Capital Committee sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;
•	overseeing our annual incentive compensation plan;
•	overseeing our long-term incentive compensation plan;
•	approving all awards under those plans;
•	annually evaluating risk considerations associated with our executive compensation programs; and
•	annually approving all compensation decisions for executive officers, including those for the Chief Executive Officer and the other Named Executive Officers.

The Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this by rewarding the achievement of specific annual and long-term goals that create lasting shareholder value.

The Committee’s specific objectives include:

•	motivating and rewarding executives for achieving annual and long-term financial objectives;
•	aligning management and shareholder interests by encouraging employee stock ownership;
•	providing rewards commensurate with company performance;
•	encouraging growth and innovation; and
•	attracting and retaining top-quality executives and key employees.

34	nVent Electric plc

Compensation Discussion and Analysis

To balance the objectives described above, our executive compensation program for 2020 used the following direct compensation elements:

Pay Element	Description	Link to Strategy and Performance
Base Salary	• A fixed level of cash compensation determined based on benchmark data, scope of responsibility, years of experience, and individual performance	• To attract and compensate high-performing and experienced leaders at a compensation level that is competitive in the marketplace
Annual Incentive Compensation	• An opportunity to earn a cash payment based 100% on formulaic determination against pre-established financial metrics	• To motivate and reward executives for achieving annual goals in key areas of financial performance
Long-Term Incentive Compensation (“LTI”)	• Performance Share Units: • 50% of annual LTI • Payout based on Adjusted EPS	• Aligns the interest of our executives with shareholders by focusing executives on the achievement of specific long-term financial performance goals directly aligned with our operational and strategic plans
	• Stock Options: • 25% of annual LTI	• Directly aligns the interests of our executives with shareowners. Options only have value for executives if operating performance results in stock price appreciation
	• Restricted Stock Units: • 25% of annual LTI	• Aligns the interest of our executives with shareholders and strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies

We also provide limited perquisites and other benefits to attract and retain executives over the longer term.

The Compensation and Human Capital Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation against the Committee’s goals. The mix of total direct compensation for 2020 for our Chief Executive Officer and the average of the other Named Executive Officers is shown in the chart on page 37.

Our Compensation Best Practices

What We Do	What We Don’t Do

   Comprehensive clawback policy that applies to annual incentive and equity compensation

   Rigorous stock ownership requirements and holding periods

   Targets for performance metrics aligned to financial goals communicated to shareholders

   Alignment of pay and shareholder performance

   Engagement of an independent compensation consultant

   Limited perquisites

    No excise tax gross-ups on change in control payments

    No hedging or pledging transactions by executive officers involving our ordinary shares

    No backdating or repricing of stock options

    No liberal share recycling under stock incentive plan

    No delivery or payment of dividends on unvested equity awards

    No multi-year compensation guarantees

    No employment contracts

2021 Proxy Statement	35

Compensation Discussion and Analysis

Shareholder Engagement Initiatives

We value investor feedback and will continue to seek feedback through engagement initiatives to align our executive compensation programs with shareholder expectations. We view shareholder engagement as an important and continuous cycle. Throughout 2020, members of the Board and management met with shareholders representing approximately 25% of our outstanding ordinary shares on a range of issues. Through these engagements, we received feedback in support of our existing executive compensation programs. The Committee remains committed to continuing the dialogue with shareholders regarding our compensation philosophy and practices.

At our 2020 Annual General Meeting, after the 2020 executive compensation actions described in this Compensation Discussion and Analysis had taken place, we held an advisory shareholder vote to approve the compensation of our Named Executive Officers for 2020. We are pleased that our shareholders voted 96.8% in favor of our executive compensation programs. In light of this strong level of shareholder support for our compensation programs, we did not undertake any material changes for 2020 in response to the vote. However, based on input received from shareholders throughout the course of 2020 engagement efforts, the Committee approved changes for 2021, which are described in further detail in the table below.

Shareholder Themes	2020 Activities
Social Responsibility Metrics Tied to Executive Compensation	•	As a global company committed to connection and protection, we view social responsibility as a strategic imperative. As disclosed in our Social Responsibility Report, our efforts are centered on three areas – people, products, and the planet, which guide our strategy and reporting.

	•	In December 2020, the Committee approved the addition of a People & Culture Scorecard performance measure in the 2021 Management Incentive Plan that is tied to our inclusion and diversity efforts. Additional details are provided on page 41.
Measure Relative Performance	•	Our 2020 performance share units measure absolute Adjusted EPS over a three-year period

	•	In December 2020, following feedback from our shareholders and stakeholders, the Committee approved Relative Total Shareholder Return (TSR) versus the S&P 400 Industrials as the sole metric for the 2021 performance share unit grant. The Committee selected Relative TSR as the sole metric because it aligns the interests of shareholders and executives. The Committee expects to use a relative performance measure in performance share units going forward. The Committee feels that EPS is an important measure for shareholder value creation, and so it moved Adjusted EPS into the annual incentive program, replacing the previous Segment Income metric for executive officers. Additional details are provided on page 41.

Comparative Framework

In setting compensation for our executive officers, including our Named Executive Officers, the Committee uses competitive compensation data from an annual total compensation study of selected peer companies (our “Comparator Group”) and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business segment and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential and succession planning. Our Compensation and Human Capital Committee selects companies for inclusion in the Comparator Group based on several important criteria:

•	publicly-traded on a major exchange;
•	similar in business scope and/or operations to our segments and global in nature;
•	within a reasonable revenue range (generally 0.5x to 2x) compared to our revenue;
•	where we compete for talent; and
•	engaged in the same or a similar industry to ours, based on Global Industry Classification Standard (“GICS”) code: electrical components and equipment, electronic components and industrial machinery.

36	nVent Electric plc

Compensation Discussion and Analysis

The Committee worked with Willis Towers Watson to develop our Comparator Group for use in setting target compensation for 2020 for our executive officers, including our Named Executive Officers. Our Comparator Group for 2020 included the following 18 peer companies, which had revenues ranging from approximately $655 million to $5.2 billion, with median revenues of approximately $2.9 billion:

Acuity Brands, Inc.	AMETEK, Inc.	Atkore International Group Inc.

Belden Inc.	Colfax Corporation	Enerpac Tool Group Corp. (formerly Actuant Corporation)

EnerSys	Generac Holdings Inc.	IDEX Corporation

Graco Inc.	Hubbell Incorporated	Littelfuse, Inc.

ITT Inc.	Lincoln Electric Holdings, Inc.	The Timken Company

Regal Beloit Corporation	SPX Corporation

Woodward, Inc.

The Committee did not make changes to the Comparator Group following its annual review in preparation for setting 2021 compensation.

Compensation Program Elements

We have three elements of total direct compensation: base salary, annual incentives and long-term incentives, which are described below. We also provide limited perquisites (see page 43) and standard retirement and health and welfare benefits (see pages 44-45).

(1)	Target Direct Compensation Mix for Other Named Executive Officers was calculated using their December 31 base salary, 2020 target annual incentive compensation and 2020 target long-term incentive compensation.

Base Salaries

We provide each Named Executive Officer with a fixed base salary. In setting base salaries, the Committee generally references comparable positions at peer companies based on available market data, which include published survey data and proxy statement data for our Comparator Group. The Committee considers compensation at comparable companies, and does not set base salaries based on a particular peer group benchmark or any single factor. Differences in base salaries among the Named Executive Officers are determined by the Committee based on numerous factors such as competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s level of responsibility, experience and individual performance.

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Compensation Discussion and Analysis

Following a detailed review of each Named Executive Officer’s base salary, prior to 2020, the Committee approved the following 2020 base salaries effective as of January 1, 2020 (except as otherwise noted below):

Named Executive Officer	2020 Base Salary	Comments
Ms. Wozniak	$900,000	•	Increase of 3% based on her performance, responsibility, and market competitiveness
Ms. Zawoyski	$465,000	•	Effective November 2019 to reflect her appointment as Executive Vice President, and Chief Financial Officer
Mr. Lammers	$477,360	•	Increase of 2% based on his performance, responsibility, and market competitiveness
Mr. Ruzynski	$440,000	•	Increase of 10% based on his performance, responsibility, and market competitiveness
Ms. Heath	$403,760	•	Increase of 3% based on her performance, responsibility, and market competitiveness

As described above under the heading “2020 Business Results and Key Actions In Response to Pandemic,” we reduced the base salaries of our Chief Executive Officer (25% reduction) and our other Named Executive Officers (20% reduction) from the levels shown in the table above during our second and third quarters of 2020. Due to the impact of COVID-19 on our business, the Committee approved delaying 2021 base salary changes until July 2021 for all employees, including Named Executive Officers.

2020 Annual Incentive Compensation

To provide competitive compensation to attract and retain top talent while linking pay to annual performance, we pay a portion of our executives’ cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Committee.

In 2020, we provided cash annual incentive compensation to our executive officers, including the Named Executive Officers, under our Management Incentive Plan (“MIP”). MIP awards were granted under the nVent Electric plc 2018 Omnibus Incentive Plan.

Each Named Executive Officer’s targeted level of incentive compensation opportunity under the MIP is set as a percentage of base salary, based on the Committee’s review of its independent advisor’s recommendations, relevant survey data and, in the case of Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Committee generally sets each executive’s target incentive compensation opportunity with reference to the Comparator Group’s target payouts and does not set target incentive compensation opportunities based on a particular peer group benchmark or any single factor.

The actual target incentive compensation opportunity set by the Committee for each Named Executive Officer varies depending on a wide range of factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s performance, level of responsibility and experience. An executive officer’s base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which the executive officer is eligible.

These incentive compensation targets as a percentage of salary and a dollar amount, based on the annual base salary in effect on December 1, 2020, were as follows:

	2020 Target (% of Base Salary)	2020 Target ($)
Beth A. Wozniak	110	990,000
Sara E. Zawoyski	70	325,500
Jon D. Lammers	65	310,284
Joseph A. Ruzynski	70	308,000
Lynnette R. Heath	65	262,444

38	nVent Electric plc

Compensation Discussion and Analysis

Actual incentive compensation awarded to each Named Executive Officer may range from 0 to 2 times the target, depending on actual company and individual performance, as described below.

For the 2020 MIP, the Compensation and Human Capital Committee approved, based on recommendations of our Chief Executive Officer, the following three performance measures, which applied to each of our Named Executive Officers: Revenue, Segment Income, and Free Cash Flow, each measured with respect to enterprise-wide performance. The performance goals that applied to each of our Named Executive Officers, as well as the weight assigned to each performance goal and the corresponding payout levels were as follows:

Financial Performance Measure	Weight (%)	Threshold (Required for any payout; payouts begin at 50%) ($)	Target (100% payout) ($)	Superior Performance (200% payout) ($)
Revenue (gross sales less applicable deductions for discounts, returns, and price adjustments)	35	2,220 million	2,313 million	2,405 million
Segment Income (represents Operating Income exclusive of non-cash tangible amortization, certain acquisition related costs, costs of restructuring activities, impairments and other unusual non-operating items)	35	402 million	447 million	492 million
Free Cash Flow (cash from operating activities less capital expenditures, plus proceeds from sale of property and equipment)	30	280 million	329 million	395 million

The target levels for the performance goals were aligned with the enterprise objectives in our annual operating plan. To provide an added performance incentive, the Committee determined that the amount of incentive compensation related to each performance goal would be scaled according to the amount by which the measure exceeded or fell short of the target. The Committee also determined that the performance goals should have a threshold level below which no incentive compensation would be earned, and that potential payouts would be scaled from 0.50 at the threshold to 2.0 times at the maximum, as detailed above. As previously disclosed, for 2020, based on feedback from its independent advisor, the Committee eliminated the 300% potential payout level for the Segment Income performance measure to align with governance best practices.

As originally established, the actual incentive compensation of each Named Executive Officer would have been determined by multiplying the eligible target incentive compensation amount by a multiplier determined as described above. Taking into account the adjustments described below the following table, for 2020, actual results as measured by the original performance goals under the MIP for each of our Named Executive Officers were as follows:

Financial Performance Measure	Weight (%)	2020 Results ($)	Payout (%)	Weighted Payout (%)
Revenue	35	1,990 million	-	-
Segment Income (As Adjusted for factors specified below)	35	346 million	-	-
Free Cash Flow (As Adjusted for factors specified below)	30	306 million	77	23
Total	100			23

Adjustments to revenue for factors specified in MIP included foreign exchange impact of -$8.2 million. Adjustments to operating income for factors specified in the MIP included: restructuring and other charges ($22.0 million), intangible asset amortization ($64.2 million), goodwill and trade name impairment expense ($220.5 million), certain acquisition related costs ($2.5 million), and foreign exchange impact (-$1.6 million).

However, as described above under “2020 Business Results and Key Actions In Response to Pandemic,” as a result of the impacts of the COVID-19 pandemic, the Committee made the decision to fund our MIP for 2020 at 45% of target for our executive officers, including our Named Executive Officers.

Based on the foregoing, the Named Executive Officers received the MIP payouts that are reflected in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation Tables-Summary Compensation Table.” The Committee reviews and certifies our level of achievement for each performance measure before any payments are made. Under the terms of the MIP, the Committee has discretion to adjust any Named Executive Officer’s annual cash bonus prior to payment.

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Compensation Discussion and Analysis

2020 Long-Term Incentive Compensation

We believe the long-term incentive compensation is an important element of executive compensation tied to building and sustaining our company’s value through ordinary share performance over time.

The mix of long-term incentive award types for our Named Executive Officers in 2020 was as follows:

In keeping with its philosophy that executive compensation must be tied to building and sustaining value through ordinary share performance over time, the Committee establishes long-term incentive compensation targets with reference to both published survey data and data from our Comparator Group. The Committee does not set award levels based on a particular peer group benchmark or any single factor. Rather, the Committee seeks to provide appropriate retention and performance incentives based on a wide range of factors, such as competitive conditions for the Named Executive Officer’s position with the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s level of responsibility, experience, and individual performance.

Consistent with that approach, in 2020, the Committee referenced benchmark data (including compensation surveys, Comparator Group information, and other data provided by Willis Towers Watson) in setting target dollar award levels for each Named Executive Officer and for each position or grade level.

The following table shows the target value of the 2020 long-term incentive compensation awards granted to the Named Executive Officers:

2020 Target Award Opportunity ($)
Beth A. Wozniak	4,500,000
Sara E. Zawoyski	1,250,000
Jon D. Lammers	750,000
Joseph A. Ruzynski	750,000
Lynnette R. Heath	600,000

The Committee approved in December 2019 the elements and mix of long-term incentive compensation granted effective January 2, 2020 under the nVent Electric plc 2018 Omnibus Incentive Plan. The Committee granted all then-serving Named Executive Officers a mix of the following components: stock options, restricted stock units, and performance share units.

For 2020, the Committee maintained the mix of long-term incentive award of performance share units at 50% of the long-term award value, and stock options and restricted stock units each at 25% of the total long-term award value. The components had the features described below:

•	Performance share units: Each performance share unit represents the right to receive one of our ordinary shares at the end of a three-year performance period if specified performance goals are achieved. Similar to restricted stock units, performance share units include dividend equivalent units that are accrued during the vesting period, and paid to participants in cash at the same time, and only to the extent that, the related performance share units vest. For the performance share units granted in 2020 relating to the performance period 2020-2022, the Compensation and Human Capital Committee approved Adjusted EPS growth, measured at the end of the third year of the performance

40	nVent Electric plc

Compensation Discussion and Analysis

period, because the Committee feels it aligns closely with shareholder value creation, and is critical to achieve for a newly formed public company. The performance goal and corresponding payout levels for the performance share units granted in 2020 were as follows:

Metrics	Weight	Threshold (50% payout)	Target (100% payout)	Superior Performance (200% payout)
Adjusted EPS Growth	100.0%	$2.00	$2.24	$2.64
		4% CAGR	8% CAGR	14% CAGR

Payouts would be scaled for performance between threshold and target and between target and maximum.

•	Stock options: Each stock option has a term of ten years, with one third of options vesting on each of the first, second, and third anniversaries of the grant date.

•	Restricted stock units: Each restricted stock unit represents the right to receive one of our ordinary shares upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on our ordinary shares from and after the date of grant. Dividend equivalent units are accrued during the vesting period and paid to participants in cash at the same time, and only to the extent that, the related restricted stock units vest. One-third of the restricted stock units vest each year.

The total number of shares subject to all the performance share units, stock options and restricted stock units, and the values of the awards, granted to the Named Executive Officers in 2020 are reflected under “Executive Compensation Tables-Grants of Plan-Based Awards in 2020.” The value of restricted stock units that vested for each Named Executive Officer in 2020 and the value of options exercised by each Named Executive Officer in 2020 are shown in the table under “Executive Compensation Tables-2020 Option Exercises and Stock Vested Table.”

2021 Changes to Executive Compensation

Annual Incentive Compensation

In establishing the 2021 MIP performance goals and potential payouts in December 2020, the Committee made two design changes from 2020:

•	Replaced the Segment Income performance measure with Adjusted EPS. As described above under the heading “Shareholder Engagement Initiatives”, we replaced the Adjusted EPS performance measure in our Long-Term Incentive Plan with Relative Total Shareholder Return. The Committee feels Adjusted EPS is a critical performance measure for nVent, and by moving it to MIP we will increase the number of employees whose incentive compensation is tied to Adjusted EPS.
•	Introduced a new People and Culture Scorecard performance measure that is tied to our inclusion and diversity efforts. The new performance measure is weighted at 15% of the total potential MIP payout for all MIP participants, including our Named Executive Officers. Our business benefits from the unique contributions of individuals with varying backgrounds and experiences, and our inclusive workplace culture empowers employees to contribute their best. Our scorecard will focus on quantitative measures, to help drive year-over-year improvement in the following categories:

•	Inclusion Index score from our engagement survey
•	Employee Resource Group membership
•	Diverse candidate slates
•	Global gender representation for our professional and management populations
•	U.S. racial representation for our professional and management populations

We introduced the scorecard to increase our focus on enhancing our practices in the identified areas, consistent with our overall inclusion and diversity strategy. The remaining financial measures for our executive officers will be weighted as follows: 30% for Revenue, 30% for Adjusted EPS, and 25% for Free Cash Flow.

2021 Proxy Statement	41

Compensation Discussion and Analysis

Long-Term Incentive Compensation

As described under the heading “Shareholder Engagement Initiatives,“ the Committee approved replacing the Adjusted EPS growth performance measure for our performance share units granted in 2021 with Relative Total Shareholder Return (TSR). The Committee approved this change to ensure continued alignment of our executive officers’ incentives with the interests of our shareholders. As described above under the heading “Annual Incentive Compensation – 2021 Changes to Annual Incentive Compensation,” the Committee introduced an Adjusted EPS performance measure under our 2021 MIP in place of the Segment Income performance measure that had been used in prior years, so Adjusted EPS remains a performance measure under our incentive compensation arrangements. The Committee believes that retaining Adjusted EPS as a performance measure under our 2021 MIP will help to ensure continued alignment of the incentives of our Named Executive Officers with the interests of our shareholders.

Management recommended, and the Committee approved moving the annual grant date for our executive officers, including our Named Executive Officers, from the first business day in January to the first business day in March to align with our management population.

In February 2021, in recognition of the extraordinary efforts by our senior leadership during 2020 in directing our response to the COVID-19 pandemic, and of the negative impact of the pandemic on our 2018-2020 and 2019-2021 performance share units, the Committee approved a supplemental grant of performance share units for our executive officers, including our Named Executive Officers. The supplemental grant of performance share units will vest only if the associated performance hurdles are achieved to ensure that any amounts received by our executive officers are contingent on delivery of shareholder value.

In determining the amount of the supplemental grant, the Committee reviewed past performance-based awards and worked with its independent advisor to ensure proportionality. The Committee selected share price hurdles for the supplemental grant because share price objectives are directly tied to our objective of emerging stronger from the pandemic. The hurdles were set through a rigorous process with the Committee’s independent advisor at a level that the Committee believes will engage and motivate senior leadership and position nVent to emerge stronger from the pandemic.

Under the supplemental grant, Named Executive Officers will have three years to achieve the performance goals. One-third of the award will vest each time the associated hurdle is achieved, and the service requirement is met. The share price hurdle will be considered achieved after 20 consecutive trading days on which the share price closes at or above the hurdle. No portion of the award will vest within the first 12 months of the grant date, consistent with the minimum vesting period of the nVent Electric plc 2018 Omnibus Incentive Plan. Each tranche will have a service requirement that must be met before the award will vest, as outlined below:

	Vesting Requirements	Payout Opportunity
Average Closing Stock Price: $24.31 (1/29/2021 - 2/26/2021)
First Tranche	$26.25 8.0%	1/3 of the award
Second Tranche	$28.35 16.6%	1/3 of the award
Third Tranche	$30.62 26.0%	1/3 of the award

Named Executive Officers will have three years from the day of grant to earn any, or all three tranches. An individual must be employed for at least one year from the day of grant to receive the first tranche of the award, at least two years from the day of grant to receive the second tranche, and three years from the day of grant to receive the third tranche. If the stock price hurdle is achieved before the service requirement is met, then the award will not vest until the service requirement has also been met.

42	nVent Electric plc

Compensation Discussion and Analysis

As discussed in more detail below, because these supplemental performance share units were granted in 2021 they will not be reported as compensation in the Summary Compensation Table or Grants of Plan Based Awards Table until we file with the SEC the proxy statement for our Annual General Meeting in 2022, which will provide disclosure of 2021 compensation. The grant amounts for our Named Executive Officers are:

2021 Supplemental Performance Share Unit Award Value ($)
Beth A. Wozniak	2,100,000
Sara E. Zawoyski	500,000
Jon D. Lammers	500,000
Joseph A. Ruzynski	325,000
Lynnette R. Heath	300,000

Perquisites and Other Personal Benefits

We provide limited benefits and perquisites to executive officers that are not available to the general employee population in the form of occasional personal use of event tickets when such tickets are not being used for business purposes, and a limited financial counseling benefit, for which, in both cases, we have no aggregate incremental cost, as well as one executive physical per year for preventative care. Additionally, spouses or guests of executive officers may be provided travel and/or entertainment benefits related to business events at which their attendance is expected and appropriate, such as company recognition events or trips, or social events held for marketing or other business purposes. In 2020, in response to concerns over the risk of identity theft for our Named Executive Officers and the potential impact of an identity theft incident on our business, the Committee approved an annual reimbursement of up to $350 per Named Executive Officer for costs incurred for identity theft protection services. These benefits are generally provided with little or no incremental cost to the Company.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders, and to further encourage long-term performance and growth, and to align their interests with those of shareholders generally. The Committee monitors executives’ compliance with these guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Comparator Group. “Stock ownership” currently includes ordinary shares owned by the officer both directly and indirectly, the pro-rated portion of the officer’s unvested restricted stock units, shares held by the officer in his or her qualified retirement plan account, and shares acquired under our employee stock purchase plan. Stock ownership does not include performance share units until they are earned at the end of the performance period. The Committee determined that, over a period of five years from appointment, certain executives should accumulate and hold ordinary shares equal to specified multiples of base salary. The multiples of base salary required by the guidelines are as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	6.0x base salary
Executive Vice President and Chief Financial Officer	3.0x base salary
Executive Vice President and Chief Human Resources Officer;	2.5x base salary
Executive Vice President and General Counsel and Secretary;
Executive Vice President and Chief Growth Officer;
Executive Vice President and Chief Technology Officer;
Segment Presidents
Other key executives	2.0x base salary

Due to their recent appointments, none of the Named Executive Officers has yet met his or her ownership guideline. However, each of them has five years from their appointment to meet his or her ownership guideline.

2021 Proxy Statement	43

Compensation Discussion and Analysis

Equity Holding Policy

We maintain an equity holding policy under which executive officers subject to our stock ownership guidelines are required to retain 100% of the net number of shares acquired under equity awards until the ownership guidelines are satisfied.

This policy may be waived to the extent its application to any individual executive officer would cause undue hardship to the executive officer.

Clawback Policy

The Committee believes it is appropriate to hold all executives accountable for actions or omissions that result in significant reputational or financial harm to our company. Accordingly, the Committee has adopted a clawback policy under which certain incentive compensation earned by our executives, including executive officers, may be recouped or forfeited if the executive’s fraud or intentional misconduct is a significant contributing factor to a restatement of financial results. The incentive compensation subject to this policy includes short-term and long-term incentive compensation to the extent the compensation was paid, credited or earned during the year after the financial results were first disclosed. In addition, all nVent employees who receive incentive compensation under the nVent Electric plc 2018 Omnibus Plan are subject to an additional forfeiture policy that requires forfeiture or cancellation of all awards and grants of every type, whether or not then vested on the employee’s last day of service if the employee’s termination was due to (a) a material violation of our policies, including any policy contained in our Code of Business Conduct, (b) embezzlement from, or theft of property belonging to us or any of our affiliates, (c) willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties, or (d) other intentional misconduct whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on our business or the business of our affiliates.

Policy Prohibiting Hedging and Pledging

We maintain a policy that prohibits our employees, including executive officers, and directors, their family members and anyone designated to engage in securities transactions on their behalf from engaging in hedging or pledging transactions involving our ordinary shares or other nVent securities. This policy prohibits purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of nVent securities.

Retirement and Other Benefits

Our Named Executive Officers and other eligible executives and employees may participate in a qualified retirement plan and a nonqualified deferred compensation plan, both of which are described below. Ms. Wozniak is also eligible to participate in a Supplemental Executive Retirement Plan, which is described below under “Executive Compensation Tables – Pension Benefits.” We also provide other benefits such as medical, dental, life insurance and disability coverage to substantially all of our full-time U.S. salaried employees, including the Named Executive Officers. We aim to provide employee and executive benefits at levels that reflect competitive market levels.

Qualified Retirement Plan

For 2020, our U.S. employees, including our Named Executive Officers, were eligible to participate in the nVent Management Company Retirement Savings and Investment Plan (“nVent RSIP”), a tax-qualified 401(k) retirement savings plan under which they could contribute up to 50% of their base salary and incentive compensation on a before-tax basis and 15% of compensation on an after-tax basis. During the first half of 2020, we matched 100% of the first 5% of regular earnings contributed to the nVent RSIP by participating employees to incent them to make contributions to our retirement plan. In response to the adverse effects of the COVID-19 pandemic, for the second half of 2020 we reduced the matching contribution to 50% of the first 5% of regular earnings contributed. Beginning in 2021, we increased the matching contribution to 60% of the first 5% of regular earnings contributed. The nVent RSIP limits the amount of cash compensation considered for contribution purposes to the maximum imposed by the Code, which was $285,000 in 2020.

44	nVent Electric plc

Compensation Discussion and Analysis

Amounts deferred, if any, under the nVent RSIP by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation Tables-Summary Compensation Table.” Amounts contributed by us to the nVent RSIP for the Named Executive Officers are included in the “All Other Compensation” column under “Executive Compensation Tables-Summary Compensation Table.” Matching contributions are generally made a year in arrears.

Medical, Dental, Life Insurance and Disability Coverage

Employee benefits such as medical, dental, life insurance and disability coverage are available to all full-time U.S.-based participants through our active employee plans. In addition to these benefits for active employees, we provide post-retirement medical and dental coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired. We provide up to one and a half times annual salary (up to $1,000,000) in life insurance, and up to $15,000 per month in long-term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all full-time U.S. salaried employees.

Other Paid Time-Off Benefits

We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other large companies.

Deferred Compensation

We sponsor a non-qualified deferred compensation program, called the Sidekick Plan, for our U.S. executives within or above the pay grade that has a midpoint annual salary of $188,800 in 2020. This plan permits executives to defer up to 25% of their base salary and 75% of their annual cash incentive compensation. Executives also may defer receipt of restricted stock units and/or performance share units. We normally make contributions to the Sidekick Plan on behalf of participants with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which was $285,000 in 2020, but below the Sidekick Plan’s compensation limit of $700,000. However, in response to the adverse effects of the COVID-19 pandemic, in 2020 we did not make any contributions. Please see the narrative following the “Nonqualified Deferred Compensation Table” below for additional information on our contributions.

Participants in the Sidekick Plan may invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan, and our ordinary shares are not a permitted investment choice under the Plan, although deferred restricted stock units and performance share units are automatically invested in shares.

Amounts of cash compensation deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation Tables-Summary Compensation Table.” Our contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column under “Executive Compensation Tables-Summary Compensation Table.”

Severance and Change-in-Control Benefits

We provide severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of our company so that our executives can remain focused on our business without undue personal concern. We believe that the security that these benefits provide helps our key executives to remain focused on our ongoing business and reduces the key executive’s concerns about future employment. We also believe that these benefits allow our executives to consider the best interests of our company and its shareholders due to the economic

2021 Proxy Statement	45

Compensation Discussion and Analysis

security afforded by these benefits. We do not provide excise tax gross-ups. We currently provide only the following severance and change-in-control benefits to our executive officers:

•	We have agreements with our key corporate executives and other key leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control or upon a covered termination following a change in control.
•	The nVent Electric plc 2018 Omnibus Incentive Plan provides that, upon a change in control, all options, restricted stock and restricted stock units that are unvested become fully vested; all performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and all annual incentive awards are paid based on full satisfaction of the performance goals (i.e., target). If an employee’s employment is involuntarily terminated for a reason other than cause, death or disability, or if an employee who is a Board-appointed corporate officer voluntarily terminates employment for good reason, then the employee’s outstanding awards under the nVent Electric plc 2018 Omnibus Incentive Plan will be eligible for continued or accelerated vesting as described below under “Executive Compensation Tables-Potential Payments Upon Termination or Change In Control.”
•	Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers under our Severance Plan for Executives described below (the “Severance Plan”).

We explain these benefits more fully below under “Executive Compensation Tables-Potential Payments Upon Termination or Change In Control.”

Our affiliate, nVent Management Company, maintains a Severance Plan, under which our executives, including our Named Executive Officers, are eligible to receive severance benefits in the event of a qualifying termination of employment to the extent the terms and conditions of the Severance Plan are satisfied. In the event of a qualifying termination of the employment of any of our Named Executive Officers and the satisfaction of the Severance Plan’s terms and conditions, the severance benefits would be equal to the product of (1) a severance multiplier and (2) the sum of the Named Executive Officer’s base salary and target annual bonus. The severance multiplier is two for our Chief Executive Officer and one and one-half for our other Named Executive Officers. The affected Named Executive Officer would also continue to be eligible to participate in our health plan at his or her active employee rate for a benefit continuation period of 24 months for our Chief Executive Officer and 18 months for our other Named Executive Officers. We may, in our discretion, pay for the cost of outplacement services for up to 12 months. As a condition for eligibility for the Severance Plan, participants must complete a participation agreement under which they agree to comply with customary restrictive covenants, in the case of our Named Executive Officers, for 24 months.

Impact of Tax Considerations

The Committee considers the tax deductibility of the compensation it approves for its Named Executive Officers, including the $1 million deduction limit imposed by Section 162(m) of the Code. The Committee intends to set compensation for our executive officers at levels it believes are necessary to attract, motivate, retain and reward executives, even if a portion of such compensation is not deductible as a result of Section 162(m). The Committee also considers the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Code, and attempts to structure compensation in a tax-efficient manner, both for the Named Executive Officers and for our company.

Compensation Consultant

During 2020, the Committee continued to retain Willis Towers Watson, an external compensation consultant, to advise the Committee on executive compensation issues. See “Corporate Governance Matters – Committees of the Board –Compensation and Human Capital Committee.” The Committee evaluated the independence of Willis Towers Watson and the individual representatives of Willis Towers Watson who served as the Committee’s consultants based on the factors required by the NYSE. The only other services provided by Willis Towers Watson in 2020 to our company in addition to its service as compensation consultant to the Compensation and Human Capital Committee was a de minimis amount of retirement consulting.

46	nVent Electric plc

Compensation Discussion and Analysis

At the direction of the Committee, Willis Towers Watson advises the Committee in implementing and overseeing appropriate compensation programs and policies. As part of this process, Willis Towers Watson provides the Committee with comparative market data based on analyses of the practices of the Comparator Group defined above under “Comparative Framework” and relevant survey data. The comparative market data that Willis Towers Watson provides address the structure of the compensation programs maintained by the Comparator Group companies as well as the amount of compensation they provide. Willis Towers Watson provides guidance on industry best practices and compensation program design, and advises the Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.

Evaluating the Chief Executive Officer’s Performance

The Board and the Compensation and Human Capital Committee employ a formal rating process to evaluate the Chief Executive Officer’s performance. As part of this process, the Board reviews financial and other relevant data related to the performance of the Chief Executive Officer at each meeting of the Board throughout the year. At the end of the year, each non-management director provides an evaluation and rating of the Chief Executive Officer’s performance in various categories. The Committee Chair submits a consolidated rating report and the Committee’s recommendations regarding the Chief Executive Officer’s compensation to the non-management directors for review and ratification. The Chairman of the Board, Chair of the Committee, and the Lead Director chair a discussion with the directors in executive session without the Chief Executive Officer present. From that discussion, the Committee finalizes the Chief Executive Officer’s performance rating. The Chairman of the Board, the Chair of the Committee, and the Lead Director review the final performance rating results and commentary with the Chief Executive Officer. The Committee takes the performance rating and financial data into account in determining the Chief Executive Officer’s compensation and the approval of goals and objectives for the Chief Executive Officer for the following year.

Equity Award Practices

The Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Committee grants awards to newly hired or promoted executives that are effective the earlier of the last day of the month following the date of hire or promotion or the last day of the month following the date of the Committee meeting at which the grant is approved. If the last day of such month is a day on which the NYSE is not open for trading, then the grant date will be the first day of the following month on which the NYSE is open for trading. The Committee has also given the Chief Executive Officer discretion to grant equity awards to non-executive officers as required throughout the year (other than normal annual grants, which are granted by the Committee) within the guidelines of the nVent Electric plc 2018 Omnibus Incentive Plan, up to a maximum grant date value of $1,500,000 total for 2020. The Chief Executive Officer provides a summary report to the Committee Chair disclosing the aggregate awards granted by the Chief Executive Officer during the preceding fiscal year. All options are granted with an exercise price equal to fair market value based on the closing share price on the effective day of grant.

2021 Proxy Statement	47

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the years ended December 31, 2018, 2019 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)
Beth A. Wozniak	2020	787,530	218,196	3,375,017	1,125,001	227,304	535,164	54,658	6,322,870
Chief Executive Officer	2019	875,034	–	2,812,489	936,760	754,654	575,968	44,538	5,999,443
	2018	716,193	–	2,100,002	699,486	843,249	276,363	52,362	4,687,655
Sara E. Zawoyski	2020	418,516	71,740	937,500	312,501	74,735	–	27,184	1,842,176
Executive Vice President and	2019	317,705	–	166,676	83,349	194,479	–	19,136	781,345
Chief Financial Officer
Jon D. Lammers	2020	429,641	68,387	562,516	187,501	71,241	–	39,988	1,359,274
Executive Vice President,	2019	468,018	–	749,988	249,804	238,510	–	27,077	1,733,397
General Counsel and	2018	450,000	–	449,988	149,890	321,750	–	252,259	1,623,887
Secretary
Joseph A. Ruzynski	2020	396,015	67,883	562,516	187,501	70,717	–	34,072	1,318,704
President of Enclosures	2019	400,015	–	449,997	149,881	203,855	–	19,339	1,223,087
	2018	334,182	55,000	300,000	99,928	186,231	–	58,549	1,033,890
Lynnette R. Heath	2020	363,398	57,843	449,997	149,998	60,257	–	27,992	1,109,485
Executive Vice President	2019	392,015	–	374,994	124,900	199,778	–	29,819	1,121,506
and Chief Human	2018	375,000	–	337,503	112,417	268,125	–	25,163	1,118,208
Resources Officer

(1)	The amounts shown in the Salary and Non-Equity Incentive Plan Compensation columns are not reduced by any deferrals under our nonqualified deferred compensation plans.
(2)	The amounts shown in the Bonus column reflect the difference between (a) the total 2020 MIP award that was earned as a result of the Committee’s decision to fund the MIP for 2020 at 45% and (b) the MIP award that would have been earned based on actual results as measured by the original performance goals, as described above under 2020 Business Results and Key Actions in Response to Pandemic and 2020 Annual Incentive Compensation. The remainder of the 2020 MIP awards earned is shown in the Non-Equity Incentive Plan Compensation column. The MIP awards were determined by the Compensation and Human Capital Committee at its February 22, 2021 meeting and, to the extent not deferred by the executive, paid shortly thereafter.
(3)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with ASC 718, of restricted stock units and performance share units granted during each year. The values attributable to the 2020 grants of restricted stock units were as follows: Ms. Wozniak – $1,125,006; Ms. Zawoyski – $312,492; Mr. Lammers – $187,505; Mr. Ruzynski – $187,505; and Ms. Heath – $149,999. The values attributable to the 2020 grants of performance share units were based on the probable outcome of the performance conditions at the time of grant, and were as follows: Ms. Wozniak – $2,250,012; Ms. Zawoyski – $625,009; Mr. Lammers – $375,011; Mr. Ruzynski – $375,011; and Ms. Heath – $299,998. The maximum values of the 2020 grants of performance share units at the time of grant assuming that the highest level of performance conditions are attained, are as follows: Ms. Wozniak – $4,500,023; Ms. Zawoyski – $1,250,018; Mr. Lammers – $750,021, Mr. Ruzynski – $750,021; and Ms. Heath $599,996. Restricted stock units are valued at market value on the date of grant and are expensed over the vesting period. The performance share units vest based on the satisfaction of a three-year service period and the achievement of certain performance metrics over that same period. Upon vesting, performance share unit holders receive dividends that accumulate during the vesting period. The fair value of these performance share units is determined based on the closing market price of our ordinary shares at the date of grant. Compensation expense is recognized over the period an employee is required to provide service based on the estimated vesting of the performance share units granted. The estimated vesting of the performance share units is based on the probability of achieving certain financial performance metrics during the three year vesting period.
(4)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. We estimated the fair value of each stock option award on the date of grant in accordance with FASB ASC Topic 718 using a Black-Scholes option pricing model, modified for dividends and using the following weighted average assumptions: risk-free interest rate of 1.61%; expected dividend yield of 3.01%; expected share price volatility of 26.1%; and expected term of 6.1 years. These estimates require us to make assumptions based on historical results, observance of trends in our peer group’s share prices, changes in option exercise behavior, future expectations and other relevant factors. We based the expected life assumption on historical experience (including Pentair’s historical experience for periods prior to the separation) as well as the terms and vesting periods of the options granted. For purposes of determining expected volatility, we considered a rolling average of historical volatility of our comparator group measured over a period approximately equal to the expected option term. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury Department yield curve in effect at the time of grant.

48	nVent Electric plc

Executive Compensation Tables

(5)	The amounts in column (g) with respect to 2020 reflect the portion of the total 2020 MIP awards that was earned based on actual results as measured by the original performance goals, which were determined by the Compensation and Human Capital Committee at its February 22, 2021 meeting and, to the extent not deferred by the executive, paid shortly thereafter. The remainder of the 2020 MIP awards earned is shown in the Bonus column.
(6)	The amounts in column (h) reflect, for those Named Executive Officers who participated in our pension plans, the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under such pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. We do not provide any above market or preferential earnings on amounts deferred under our non-qualified deferred compensation plans.
(7)	The table below shows the components of column (i) for 2020, which include perquisites and other personal benefits and our contributions under the Sidekick Plan, the nVent RSIP and the Employee Stock Purchase Plan:

	(a)	(b)	(c)	(e)
Name	Perquisites, Other Personal Benefits and Tax Reimbursements ($)(a)	Contributions under Defined Contribution Plans ($)(b)	Matches under the Employee Stock Purchase Plan ($)	Total All Other Compensation ($)
Beth A. Wozniak	14,330	37,375	2,953	54,658
Sara E. Zawoyski	6,343	20,840	–	27,184
Jon D. Lammers	4,738	35,250	–	39,988
Joseph A. Ruzynski	3,916	29,562	594	34,072
Lynnette R. Heath	7,380	19,250	1,363	27,992

	(a)	The amounts shown in column (a) consist of an executive physical for each Named Executive Officer, and a wellness program reward for Ms. Wozniak, Ms. Zawoyski, Mr. Lammers and Ms. Heath. The wellness program rewards were provided pursuant to a broad-based policy that applies generally to U.S. employees.
	(b)	The amount shown in column (b) for each individual reflects amounts contributed by us to the nVent RSIP and the Sidekick Plan during 2020. In the case of the Sidekick Plan, the amounts contributed by us during 2020 relate to salary deferrals in 2019.
(8)	Because Ms. Zawoyski first became a Named Executive Officers in 2019, the Summary Compensation Table includes only two years of her compensation.

2021 Proxy Statement	49

Executive Compensation Tables

Grants of Plan-Based Awards in 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Compensation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Beth A.	01/02/2020	12/09/2019				43,403	86,806	173,612				2,250,012
Wozniak	01/02/2020	12/09/2019							43,403			1,125,006
	01/02/2020	12/09/2019								234,971	25.92	1,125,001
			495,000	990,000	1,980,000
Sara E.	01/02/2020	12/09/2019				12,057	24,113	48,226				625,009
Zawoyski	01/02/2020	12/09/2019							12,056			312,492
	01/02/2020	12/09/2019								65,270	25.92	312,501
			162,750	325,500	651,000
Jon D.	01/02/2020	12/09/2019				7,234	14,468	28,936				375,011
Lammers	01/02/2020	12/09/2019							7,234			187,505
	01/02/2020	12/09/2019								39,162	25.92	187,501
			155,142	310,284	620,568
Joseph A.	01/02/2020	12/09/2019				7,234	14,468	28,936				375,011
Ruzynski	01/02/2020	12/09/2019							7,234			187,505
	01/02/2020	12/09/2019								39,162	25.92	187,501
			154,000	308,000	616,000
Lynnette R.	01/02/2020	12/09/2019				5,787	11,574	23,148				299,998
Heath	01/02/2020	12/09/2019							5,787			149,999
	01/02/2020	12/09/2019								31,329	25.92	149,881
			131,222	262,444	524,888

(1)	The Compensation and Human Capital Committee’s practices for granting options, restricted stock units and performance share units, including the timing of all grants and approvals thereof, are described under Compensation Discussion and Analysis – Long-Term Incentive Compensation.
(2)	The amounts shown in column (d) to which no grant date applies reflect the total of the threshold payment levels for each element under our MIP. This amount is 50% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts for each Named Executive Officer. These amounts are based on the individual’s current position and base salary as in effect on December 1, 2020.
(3)	The amounts shown in column (g) as having been granted on January 2, 2020, reflect the total of the threshold payment levels for the performance share units granted in 2020 under the nVent Electric plc 2018 Omnibus Incentive Plan, which is 50% of the target amounts shown in column (h). The amounts shown in column (j) are 200% of such target amounts. Any amounts payable with respect to performance units would be paid in March 2023, based on cumulative performance for the period 2020 to 2022.
(4)	The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer in 2020 under the nVent Electric plc 2018 Omnibus Incentive Plan.
(5)	The amounts shown in column (k) reflect the number of options to purchase ordinary shares granted to each Named Executive Officer in 2020 under the nVent Electric plc 2018 Omnibus Incentive Plan.
(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units, performance share units and stock options computed in accordance with ASC 718.

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Outstanding Equity Awards at December 31, 2020

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Been Vested (#)(2)	Market Value of Shares of Stock or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)
Beth A. Wozniak						80,377	1,871,980
								170,102	3,961,676
	65,191	–		18.25	9/15/2025
	32,389	–		16.65	1/4/2026
	26,223	–		19.57	1/3/2027
	92,524	46,263(5)		25.34	5/7/2028
	67,296	134,592(6)		22.51	1/2/2029
	–	234,971(7)		25.92	1/2/2030
Sara E. Zawoyski						31,977	744,744
								27,114	631,485
	5,762	–		13.05	3/1/2022
	5,061	–		17.10	1/2/2023
	2,774	–		27.12	3/3/2024
	3,787	–		22.36	3/2/2025
	7,305	–		16.61	3/1/2026
	6,248	–		20.22	3/1/2027
	10,574	5,287(8)		25.34	5/7/2028
	4,848	9,698(9)		27.77	3/1/2029
	–	65,270(7)		25.92	1/2/2030
Jon D. Lammers						27,315	636,166
								36,680	854,277
	19,826	9,914(5)		25.34	8/7/2028
	17,945	35,892(6)		22.51	1/2/2029
	–	39,162(7)		25.92	1/2/2030
Joseph A. Ruzynski						12,993	302,607
								27,795	647,346
	3,290	–		17.10	1/2/2023
	2,774	–		27.12	3/3/2024
	3,787	–		22.36	3/2/2025
	4,329	–		16.61	3/1/2026
	5,858	–		20.22	3/1/2027
	13,218	6,609(5)		25.34	5/7/2028
	10,767	21,535(6)		22.51	1/2/2029
	–	39,162(7)		25.92	1/2/2030
Lynnette R. Heath						36,660	853,811
								22,680	528,217
	14,870	7,435(5)		25.34	5/7/2028
	8,972	17,946(6)		22.51	1/2/2029
	–	31,329(7)		25.92	1/2/2030

(1)	The exercise price for all stock option grants is the fair market value of our ordinary shares on the date of grant.

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(2)	For the restricted stock unit award granted to Mr. Lammers and Ms. Heath on December 4, 2017, and Ms. Zawoyski on January 1, 2018, 100% of the award will vest on the fourth anniversary of the grant date. For the restricted stock unit awards granted in 2018, one-third of the award will vest on January 1 of each of the first three years after the grant date. For all other awards of restricted stock units, one-third of the award will vest on each of the first, second, and third anniversaries of the grant date. The grant dates of the restricted stock unit awards are as follows:

Name	Grant Date	Number of Unvested Restricted Stock Units
Beth A. Wozniak	5/7/2018	9,208
	1/2/2019	27,766
	1/2/2020	43,403
Sara E. Zawoyski	1/2/2018	16,867
	5/7/2018	1,053
	3/1/2019	2,001
	1/2/2020	12,056
Jon D. Lammers	12/4/2017	10,704
	5/7/2018	1,973
	1/2/2019	7,404
	1/2/2020	7,234
Joseph A. Ruzynski	5/7/2018	1,316
	1/2/2019	4,443
	1/2/2020	7,234
Lynnette R. Heath	12/4/2017	25,691
	5/7/2018	1,480
	1/2/2019	3,702
	1/2/2020	5,787

(3)	The amounts in these columns were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year of $23.29 by the number of unvested restricted stock units or performance share units, as applicable.
(4)	The number of performance share units shown in this column reflects the target performance level for the 2019-2021 and 2020-2022 awards, in accordance with SEC regulations requiring that the number of units be based on achieving threshold performance goals or, if the previous fiscal year’s performance has exceeded the threshold, the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance.

Name	Vesting Date	Number of Performance Share Units
Beth A. Wozniak	12/31/2021	83,296
	12/31/2022	86,806
Sara E. Zawoyski	12/31/2021	3,001
	12/31/2022	24,113
Jon D. Lammers	12/31/2021	22,212
	12/31/2022	14,468
Joseph A. Ruzynski	12/31/2021	13,327
	12/31/2022	14,468
Lynnette R. Heath	12/31/2021	11,106
	12/31/2021	11,574

(5)	One-third of these options will vest on January 1 of years 2019, 2020, and 2021.
(6)	One-third of these options will vest on January 1 of years 2020, 2021, and 2022.
(7)	One-third of these options will vest on January 1 of years 2021, 2022, and 2023.
(8)	One-third of these options will vest on March 1 of years 2019, 2020, and 2021.
(9)	One-third of these options will vest on March 1 of years 2020, 2021, and 2022.

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2020 Option Exercises and Stock Vested Table

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2020 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2020.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Beth A. Wozniak	–	–	37,038	978,794
Sara E. Zawoyski	14,988	87,901	3,929	101,805
Jon D. Lammers	–	–	5,675	151,759
Joseph A. Ruzynski	–	–	5,296	139,869
Lynnette R. Heath	–	–	3,331	89,189

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our ordinary shares on the exercise date and the exercise price of options.
(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of our ordinary shares on the vesting date.

2020 Pension Benefits

Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2020 under the nVent Management Company Supplemental Executive Retirement Plan (“SERP”) for Ms. Wozniak, the only Named Executive Officer eligible for the SERP. The SERP is described in detail following the table below. The disclosed benefit for Ms. Wozniak is an actuarial estimate only and does not necessarily reflect the actual amounts that will be paid to Ms. Wozniak, which will only be known at the time that she becomes eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Beth A. Wozniak	SERP	5	1,831,202	–

(1)	Includes years of credited service with Pentair prior to the Separation.
(2)	SERP benefits are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:

►	SERP present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2020.
►	Present values for the SERP are based on a 180-month-certain only annuity.
►	The present value of SERP benefits as of December 31, 2020 was calculated assuming a 2.19% interest rate.

The actual amount of pension benefits ultimately paid to Ms. Wozniak may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.

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The nVent Management Company Supplemental Executive Retirement and Restoration Plan

The SERP is an unfunded, nonqualified defined benefit pension plan. The only employees that are eligible to participate in the SERP are those who were participating in Pentair’s Supplemental Executive Retirement Plan at the time of the Separation. Benefits under the SERP vest upon the completion of five years of benefit service (which is all service at Pentair and nVent following initial participation in Pentair’s plan). As of the date of this Proxy Statement, Ms. Wozniak, the only Named Executive Officer eligible for the SERP, was fully vested in her SERP benefit.

Benefits under the SERP are based upon the number of an employee’s years of service following initial participation in Pentair’s plan and the highest average earnings for a five calendar-year period (ending with retirement). Compensation covered by the SERP for Ms. Wozniak equals the amounts set forth in the “Salary” column under “Executive Compensation Tables-Summary Compensation Table” and 2020 incentive compensation paid under the MIP in March 2021 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation Tables-Summary Compensation Table.”

Benefits under the SERP are calculated as:

•	final average compensation as defined above; multiplied by
•	benefit service percentage, which equals 15% multiplied by years of benefit service.

Nonqualified Deferred Compensation Table

The following table sets forth the contributions, earnings, distributions and 2020 year-end balances for each of the Named Executive Officers under our Sidekick Plan described under “Compensation Discussion and Analysis – Retirement and Other Benefits – Deferred Compensation.” Contributions we make to the Sidekick Plan are intended to make up for contributions to our qualified retirement plan, including our matching contributions, for cash compensation above the maximum imposed by the Code, which was $285,000 in 2020. Because the Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by the Code. We make these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by the Code, but below the $700,000 compensation limit contained in our Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”).

Name	Executive Contributions in 2020 ($)(1)	Registrant Contributions in 2020 ($)(2)	Aggregate Earnings/(Loss) in 2020 ($)(3)	Aggregate Withdrawals/ Distributions in 2020 ($)	Aggregate Balance at December 31, 2020 ($)(4)
Beth A. Wozniak	78,649	23,125	140,418	–	704,302
Sara E. Zawoyski	59,871	6,999	47,972	–	190,156
Jon D. Lammers	166,940	21,000	117,274	–	652,459
Joseph A. Ruzynski	94,589	15,312	65,541	–	531,546
Lynnette R. Heath	–	5,000	5,486	–	15,707

(1)	Reflects the amount of cash or equity-based compensation each Named Executive Officer deferred in 2020 under the Sidekick Plan. The cash amounts were previously reported in the “Salary” or “Non-Equity Incentive Compensation” column of the Summary Compensation Table for 2020.
(2)	Equals the total contributions we made in 2020 under the Sidekick Plan for each Named Executive Officer, which are included in the column labeled “All Other Compensation” above. For 2020, the total amount reflected matching contributions equal to one dollar for each dollar contributed up to 5% of Covered Sidekick Compensation; we normally make matching contributions one year in arrears.
(3)	Reflects the amount of investment earnings realized by each Named Executive Officer on the investments chosen that are offered to participants in our Sidekick Plan, which are substantially the same as those offered in our RSIP Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. We do not guarantee or subsidize any investment earnings in either Plan.
(4)	Amounts deferred under the Sidekick Plan that have also been reported in the Summary Compensation Table in prior years for each Named Executive Officer are: Ms. Wozniak – $462,110; Ms. Zawoyski – $75,314; Mr. Lammers – $347,245; Mr. Ruzynski – $356,104; and Ms. Heath – $0. To the extent the amounts in this column are less than the amounts reported in the Summary Compensation Table, the difference is due to losses, withdrawals or distributions.

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Potential Payments Upon Termination or Change in Control

Except for items described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; any such payments or benefits would be at the discretion of the Compensation and Human Capital Committee.

Severance Plan

We maintain the Severance Plan under which our executives, including our Named Executive Officers, are eligible to receive severance benefits in the event of a qualifying termination of employment other than in connection with a change in control to the extent the terms and conditions of the Severance Plan are satisfied. A qualifying termination generally includes an involuntary termination for any reason other than cause, permanent disability or death. “Cause” for purposes of the Severance Plan is defined generally as a material violation of our policies; embezzlement from, or theft of property belonging to, us or one of our affiliates; willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or other intentional misconduct that has, or has the potential to have, a material adverse effect on our business.

In the event of a qualifying termination of the employment of any of our Named Executive Officers and the satisfaction of the Severance Plan’s terms and conditions, the severance benefits would be equal to the product of (1) a severance multiplier and (2) the sum of the Named Executive Officer’s base salary and target annual bonus. The severance multiplier is two for our Chief Executive Officer and one and one-half for our other Named Executive Officers. The affected Named Executive Officer would also continue to be eligible to participate in our health plan at his or her active employee rate for a benefit continuation period of 24 months for our Chief Executive Officer and 18 months for our other Named Executive Officers. We may, in our discretion, pay for the cost of outplacement services for up to 12 months. As a condition for eligibility for the Severance Plan, participants must complete a participation agreement under which they agree to comply with customary restrictive covenants, in the case of our Named Executive Officers, for 24 months.

Change in Control Agreements

We have entered into agreements with certain key corporate executives and segment presidents, including all Named Executive Officers, that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a completed or threatened change in control. The agreements provide that covered executive officers could be entitled to certain severance or other benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated, other than for disability or for cause, or if such executive officer terminates his or her employment for conditions that constitute good reason, then the executive officer is entitled to certain severance payments. As previously disclosed, we have adopted a policy of not including automatic single trigger change in control vesting and excise tax gross-ups.

Under these agreements, “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;
•	conviction of a felony; or
•	continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.

Under these agreements, “good reason” means:

•	a breach of the agreement by us;
•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, or grant date fair value of annual equity-based awards;
•	an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with us on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer’s employment for cause or by reason of disability;

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•	a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy within 10 days after receipt of written notice;
•	relocation of an officer’s principal place of employment to a location more than 50 miles from his or her principal place of employment on the date 180 days prior to the change in control;
•	imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control; or
•	our failure to cause a successor to assume an officer’s agreement.

Under these agreements, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 30% or more of our outstanding ordinary shares or combined voting power;
•	a majority of the Board changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;
•	we consummate a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which our shareholders have approved and in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or
•	we consummate a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets which our shareholders have approved.

The benefits under the change in control agreements that could be triggered by a covered termination (which includes termination of the executive by us other than for death, disability or cause or by the executive for good reason) in connection with such a change in control include:

•	severance payable upon termination in an amount equal to 200% of annual base salary plus the greatest of the executive’s target bonus for the year of termination, the actual bonus paid with respect to the year prior to the change in control, or the actual bonus paid in the year prior to the change in control;
•	replacement coverage for Company-provided group medical, dental and life insurance policies for up to two years;
•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;
•	for Ms. Wozniak only, the accelerated accrual and vesting of benefits under the SERP and up to three additional years of service can be credited, up to a maximum of seven years of service;
•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors; and
•	all equity-based and cash incentive awards granted prior to the change in control will be subject to the terms of the incentive plan under which they were granted (including accelerated vesting, if provided for in the applicable plan), and all equity-based and cash incentive awards granted on or after the change in control will vest or be earned in full upon such termination.

In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to us or our successor during the two-year period following the change in control, to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us or our successor.

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Change in Control and Termination Provisions of the Omnibus Incentive Plan

Change in Control Provisions

The nVent Electric plc 2018 Omnibus Incentive Plan (the “Omnibus Plan”) provides that, upon a change in control:

•	all outstanding options, restricted stock and restricted stock units that are not performance awards are immediately vested;
•	all outstanding performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and
•	all outstanding annual incentive awards are paid based on full satisfaction of the performance goals.

Termination Provisions

•	Retirement. If a Board-appointed corporate officer, including any of the Named Executive Officers, terminates employment in a retirement with at least 10 years of service, the Omnibus Plan provides as follows:

►	If the retirement is prior to age 60: unvested options vest pro-rata; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest pro rata; and performance awards are paid on a pro rata basis based on target performance; or
►	If the retirement is after age 60: options continue to vest and remain outstanding until the earlier of the option’s expiration date and the fifth anniversary of the date of retirement; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest in full; and performance awards are paid in full based on actual performance.

•	Death or Disability. If any of the Named Executive Officers terminates employment as a result of death or disability, the Omnibus Plan provides that options, restricted stock and restricted stock units are immediately vested; and performance awards are paid in full based on actual performance.
•	Termination Without Cause or for Good Reason. If any of the Named Executive Officers terminates employment in an involuntary termination for a reason other than cause, death or disability, or in a voluntarily termination for good reason, then the employee’s outstanding awards under the Omnibus Plan will be eligible for continued or accelerated vesting, as described below. A termination of employment under these circumstances is referred to in the Omnibus Plan as a “Covered Termination.” For a Named Executive Officer’s termination to be considered a Covered Termination, the officer must execute a general release in a form and manner determined by us. Upon a Covered Termination, the Omnibus Plan provides that awards held by a Board-appointed corporate officer, including such a Named Executive Officer, will be treated as follows:

►	Stock options will remain outstanding, and will continue to vest in accordance with their terms as if the officer had remained in employment, until the earlier of the expiration date of the stock option and the fifth anniversary of the covered termination.
►	Restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) will vest in full.
►	Performance awards, including performance share units, will be paid following the end of the performance period based on achievement of the performance goals established for the awards as if the employee had not experienced a covered termination.

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Under the Omnibus Plan, the term “cause” means an act or omission by the officer as is determined by the Plan administrator to constitute cause for termination, including but not limited to any of the following:

•	a material violation of any company policy;
•	embezzlement from, or theft of property belonging to, us or any of our affiliates;
•	willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or
•	other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on our business.

Under the Omnibus Plan, the term “good reason” means:

•	any material breach by us of the terms of any employment agreement;
•	any reduction in base salary or percentage of base salary available as incentive compensation or bonus opportunity;
•	a good faith determination by the officer that there has been a material adverse change in the officer’s working conditions or status; or
•	a relocation of the principal place of employment to a location more than 50 miles.

For an event to constitute good reason, we must receive written notice and an opportunity to cure.

Benefits pursuant to these incentive plans are generally applicable to all other participants who meet the requisite criteria as well as to the Named Executive Officers.

Quantification of Compensation Payable upon a Change in Control or Termination of Employment

The amounts each Named Executive Officer would receive upon a termination as a result of a Covered Termination, a qualifying retirement with 10 years of service, death or disability, in each case in the absence of a change in control, is shown below. As required by the Securities and Exchange Commission rules, the amounts shown assume that such termination was effective as of December 31, 2020, and thus are estimates of the amounts that would actually be received. The actual amounts to be received can only be determined in connection with the termination event.

					Restricted	Performance	Total – Involuntary	Total –
		Medical		Stock Option	Stock Unit	Share Unit	Termination	Retirement, Death,
	Severance(1)	Continuation(1)	Outplacement(1)	Vesting(2)	Vesting(2)	Vesting(2) (3)	Without Cause	Disability
	($)	($)	($)	($)	($)	($)	($)	($)
Beth A. Wozniak	3,780,000	24,792	50,000	104,982	1,871,980	5,248,425	11,080,179	7,225,387
Sara E. Zawoyski	1,185,750	26,550	46,500	–	744,744	705,012	2,708,556	1,449,756
Jon D. Lammers	1,181,466	26,028	47,736	27,996	636,166	1,130,008	3,049,400	1,794,170
Joseph A. Ruzynski	1,122,000	26,028	44,000	16,797	302,607	831,174	2,342,606	1,105,418
Lynnette R. Heath	999,306	26,550	40,376	13,998	853,811	735,009	2,669,050	1,602,818

(1)	These benefits are only payable upon an involuntary termination without cause, and would not be paid as a result of a termination due to death, disability or retirement.
(2)	None of the restricted stock units, performance share units or options would vest upon a retirement prior to 10 years of service and only a pro rata portion of the restricted stock units, performance share units and options would vest upon a retirement with 10 years of service prior to age 60.
(3)	The amount shown assumes target performance. The actual amounts paid is determined on the basis of actual performance through the end of the applicable performance period.

58	nVent Electric plc

Executive Compensation Tables

The table below shows the amount of compensation payable to each Named Executive Officer upon (1) a change in control without a termination of employment or (2) a change in control followed by a termination of employment (a) by us, other than for death, disability or cause or (b) by the executive for good reason. The amounts shown assume that such termination was effective as of December 31, 2020. The actual amounts to be paid out can only be determined in connection with a change in control or termination following a change in control.

											Total:
									Medical,	Total:	Change
	Cash	Stock	Restricted	Performance	SERP &	Annual		Legal &	Dental,	Change	in Control
	Termination	Option	Stock Unit	Share Unit	Related	Incentive		Accounting	Life	in	Followed by
	Payment(1) ($)	Vesting(2) ($)	Vesting(2) ($)	Vesting(2) ($)	Pension(1) ($)	Award(2) ($)	Outplacement ($)(1)	Advisors(1) ($)	Insurance(1) ($)	Control(3) ($)	Termination(3) ($)
Beth A. Wozniak	3,780,000	104,982	1,871,980	5,248,425	528,035	990,000	50,000	15,000	37,251	8,215,387	12,625,673
Sara E. Zawoyski	1,581,000	–	744,744	705,012	–	325,500	46,500	15,000	50,719	1,775,256	3,468,475
Jon D. Lammers	1,598,220	27,996	636,166	1,130,008	–	310,284	47,736	15,000	52,938	2,104,454	3,818,348
Joseph A. Ruzynski	1,496,000	16,797	302,607	831,174	–	308,000	44,000	15,000	52,743	1,458,578	3,066,320
Lynnette R. Heath	1,343,770	13,998	853,811	735,009	–	262,444	40,376	15,000	50,403	1,865,262	3,314,812

(1)	These benefits are payable only upon a termination of the executive officer’s employment by us other than for death, disability or cause, or by the executive for good reason, in either case within two years after a change in control.
(2)	These benefits are payable solely upon a change in control under our 2018 Omnibus Incentive Plan. The amount shown under Performance Share Unit Vesting and Annual Incentive Award assumes target performance, and the amount shown under Performance Share Unit Vesting includes the balance of any dividend equivalent units (rounded down to the nearest whole share).
(3)	Each Named Executive Officer’s change in control agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the executive officer.

The amounts in the two tables above assume, to the extent applicable, that:

•	our ordinary shares were valued at $23.29, the closing market price for our ordinary shares on the last trading day of 2020;
•	outplacement services fees are $50,000 or 10% of annual base salary, whichever is less;
•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and
•	medical, dental and life insurance coverage will continue until two years after a change in control, in each case at the current cost per year for each executive.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

For the year ended December 31, 2020:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was reasonably estimated to be $45,338; and
•	The annual total compensation of our Chief Executive Officer was $6,322,870.

2021 Proxy Statement	59

Executive Compensation Tables

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is estimated to be 139 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee, we began by considering each of the 8,950 individuals employed by us worldwide on November 1, 2020. We then calculated the target cash compensation (which we define as base salary or wages plus target cash bonus) for the included individuals for 2020 to identify our median employee. To calculate the target cash compensation for any employee that we paid in currency other than U.S. Dollars, we applied the applicable foreign exchange rate in effect on November 1, 2020 to convert such foreign employee’s target cash compensation into U.S. Dollars. Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2020 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table.

Risk Considerations in Compensation Decisions

The Compensation and Human Capital Committee believes that paying for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of our company as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore, the Committee conducts an annual assessment of potential risks arising from its compensation programs and policies applicable to all employees. In its December 2020 assessment, the Committee noted the following considerations, among others:

•	the oversight of the Committee and management, including the ability to recapture compensation earned due to financial misstatements or misconduct under our clawback policy
•	the balance of our fixed and variable pay, cash and equity, short- and long-term incentives, and corporate, segment and individual performance goals
•	the balance in our compensation programs between the achievement of short-term objectives and longer-term value creation
•	our use of multiple performance measures under our incentive compensation programs, and performance curves that require achievement of a minimum level of performance before receiving any incentive payout
•	capped payouts under our incentive programs
•	our stock ownership guidelines promote the alignment of officer and shareholder interest and encourage behaviors that have a positive influence on stock price appreciation and total shareholder return

Based on its assessment, the Committee concluded that the risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on our company. The Committee will continue to assess our compensation programs to align employee interests with those of long-term shareholder interests.

Each of the Board and the Compensation and Human Capital Committee recommends a vote FOR the approval of the compensation of the Named Executive Officers.

60	nVent Electric plc

Proposal 3	Ratify, by Non-Binding Advisory Vote, the Appointment of Deloitte & Touche LLP as the Independent Auditor of nVent Electric plc and to Authorize, by Binding Vote, the Audit and Finance Committee of the Board of Directors to set the Auditor’s Remuneration

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditor of nVent Electric plc and the authorization of the Audit and Finance Committee to set the auditor’s remuneration

The Audit and Finance Committee has selected and appointed Deloitte & Touche LLP (“Deloitte”) to audit our financial statements for the fiscal year ending December 31, 2021. The Board, upon the recommendation of the Audit and Finance Committee, is asking our shareholders to ratify, by non-binding advisory vote, the appointment and to authorize, by binding vote, the Audit and Finance Committee of the Board of Directors to set the independent auditor’s remuneration. Although approval is not required by our Articles of Association or otherwise, the Board is submitting the appointment of Deloitte to our shareholders because we value our shareholders’ views on our independent auditor. If the appointment of Deloitte is not ratified by shareholders, it will be considered as notice to the Board and the Audit and Finance Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor retained to audit our financial statements. The Audit and Finance Committee is responsible for the audit fee negotiations associated with our retention of Deloitte.

We expect that one or more representatives of Deloitte will be present or available by audio link at the Annual General Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

The resolution in respect of this Proposal 3 is an ordinary resolution. The text of the resolution in respect of Proposal 3 is as follows:

“IT IS RESOLVED, to ratify, on a non-binding, advisory basis, the appointment of Deloitte & Touche LLP as the independent auditor of nVent Electric plc and to authorize, in a binding vote, the Audit and Finance Committee to set the auditor’s remuneration.”

Vote Requirement

Ratification, by non-binding advisory vote, of the appointment of Deloitte & Touche LLP as the independent auditor of nVent Electric plc and the authorization, by binding vote, of the Audit and Finance Committee to set the auditor’s remuneration requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Each of the Board and the Audit and Finance Committee recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditor of nVent Electric plc and the authorization of the Audit and Finance Committee to set the auditor’s remuneration.

2021 Proxy Statement	61

Proposal 3

Audit and Finance Committee Pre-approval Policy

The Audit and Finance Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit and Finance Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit and Finance Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Audit and Finance Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2020. Responsibility for this pre-approval may be delegated to one or more members of the Audit and Finance Committee; all such approvals, however, must be disclosed to the Audit and Finance Committee at its next regularly scheduled meeting. The Audit and Finance Committee may not delegate authority for pre-approvals to management.

Fees Paid to Independent Auditors

We engaged Deloitte, Deloitte AG, Deloitte & Touche (Ireland) and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) to provide various audit, audit-related, tax and other permitted non-audit services to us, during fiscal years 2020 and 2019. The Audit and Finance Committee approved all fees paid to the Deloitte Entities and underlying services provided by the Deloitte Entities. Their fees for these services were as follows (in thousands):

	2020	2019
Audit fees(1)	$4,025	$4,251
Audit-related fees(2)	206	449
Tax fees(3)
Tax compliance and return preparation	490	500
Tax planning and advice	435	967
Total tax fees	925	1,467
Total	$5,156	$6,167

(1)	Consists of fees for audits of our consolidated annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of SEC filings, consents for registration statements and comfort letters in connection with securities offerings.
(2)	Consists of fees for certain other attest services.
(3)	Consists of fees for tax compliance and return preparation and tax planning and advice.

62	nVent Electric plc

Audit and Finance Committee Report

The role of the Audit and Finance Committee (the “Committee”) is to assist our Board in fulfilling its oversight responsibilities as they relate to:

•	The integrity of our financial statements and internal control over financial reporting;
•	Our compliance with ethics policies, and legal and regulatory requirements; and
•	Our independent auditor’s qualifications and independence.

The Committee also has responsibility for:

•	Preparing this report, which is required to be included in this proxy statement;
•	Selecting, retaining, compensating, overseeing and evaluating our independent auditors;
•	Providing assistance to our Board in its oversight of our guidelines and policies with respect to enterprise risk management and the reliability and security of the information technology and security systems we own or use in our business; and
•	Overseeing the performance of our internal audit function.

The Committee fulfills its responsibilities through periodic meetings with Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, and with our internal auditors and management. During 2020, the Committee met 9 times. The Committee meets at least four times per year in executive session. The Committee also has periodic educational sessions on financial accounting and reporting matters.

Each member of the Committee is independent as defined under our independence criteria, New York Stock Exchange listing standards and Securities and Exchange Commission (“SEC”) rules. The Committee operates under a written charter that has been adopted by our Board and is reviewed by the Committee on a periodic basis. The Committee’s current charter is available on our website.

The Committee reviewed with both Deloitte and our internal auditors, and approved, their respective audit plans, audit scope, compensation and identification of audit risks. Further, the Committee reviewed and discussed with our management and Deloitte our audited financial statements and management’s and Deloitte’s evaluations of our internal control over financial reporting, as reported in our 2020 Annual Report on Form 10-K, as well as our Irish statutory financial statements for the 2020 fiscal year. The Committee discussed our interim financial information contained in each quarterly earnings announcement and each Quarterly Report on Form 10-Q with our management, including our Chief Financial Officer and Chief Accounting Officer, and Deloitte, prior to public release. The Committee also met with Deloitte to discuss the results of its reviews of our interim financial statements. Management has the responsibility for the preparation and integrity of our financial statements and internal control over financial reporting and Deloitte has the responsibility for the review or examination thereof.

The Committee discussed and reviewed with Deloitte all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Committee received the written disclosures and the letter from Deloitte as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and reaffirmed with Deloitte its independence. In addition, the Committee is responsible for approval of the proposed audit fees and annually evaluates the reputation, qualifications and performance of Deloitte and its lead audit partner. Further, in conjunction with the mandated rotation of the independent auditor’s lead audit partner, the Committee is directly involved with management in the interview process and then selects the new lead partner.

Based on the above-mentioned reviews and discussions with management, internal audit and Deloitte, the Committee recommended to our Board of Directors that our audited financial statements and management’s report on internal control over financial reporting be included in our 2020 Annual Report on Form 10-K, for filing with the SEC. In addition, the Committee has re-appointed Deloitte as our independent auditors for 2021.

THE AUDIT AND FINANCE COMMITTEE

Ronald L. Merriman, Chair
Susan M. Cameron
Nicola Palmer
Herbert K. Parker

2021 Proxy Statement	63

Proposal 4	Authorize the Price Range at which nVent Electric plc can Re-allot Shares it Holds as Treasury Shares Under Irish Law

The Board recommends a vote FOR the authorization of the price range at which nVent Electric plc can re-allot shares it holds as treasury shares under Irish law

Our historical open-market share repurchases (redemptions) and other share buyback activities may result in ordinary shares being acquired and held by us as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our employee compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization will expire after eighteen months unless renewed. Accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any employee or director share or option plan operated by nVent Electric plc) and 120%, respectively, of the average closing price per ordinary share, as reported on the New York Stock Exchange, for the 30 trading days immediately preceding the proposed date of re-allotment. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

The resolution in respect of this Proposal 4 is a special resolution. The text of the resolution in respect of Proposal 4 is as follows:

“IT IS RESOLVED, as a special resolution, that for the purposes of section 1078 of the Companies Act 2014, the re-allotment price range at which any treasury shares (as defined by section 106 of the Companies Act 2014) for the time being held by nVent Electric plc may be re-allotted off-market shall be as follows:

1.	the maximum price at which a treasury share may be re-allotted off-market shall be an amount equal to 120% of the ‘market price.’

2.	the minimum price at which a treasury share may be re-allotted off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under any employee or director share or option plan operated by nVent Electric plc or, in all other cases, not less than 95% of the ‘market price.’

3.	for the purposes of this resolution, the ‘market price’ shall mean the average closing price per ordinary share of nVent Electric plc, as reported on the New York Stock Exchange, for the 30 trading days immediately preceding the day on which the relevant share is re-allotted.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the date 18 months from the date of the passing of this resolution unless previously varied, revoked or renewed in accordance with the provisions of sections 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.”

Vote Requirement

Authorization of the price range at which nVent Electric plc can re-allot shares it holds as treasury shares under Irish law requires the affirmative vote of not less than 75% of the votes cast in person or by proxy at the Annual General Meeting.

The Board recommends a vote FOR the authorization of the price range at which nVent Electric plc can re-allot shares it holds as treasury shares under Irish law.

64	nVent Electric plc

Security Ownership

The following table contains information concerning the beneficial ownership of our ordinary shares as of March 19, 2021, by each director and nominee to become a director, by each executive officer listed in the Summary Compensation Table, and by all directors, director nominees and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person we know who beneficially owned more than 5% of our ordinary shares as of December 31, 2020.

Name of Beneficial Owner	Ordinary Shares(1)	Share Units(2)	Right to Acquire within 60 days	ESOP Stock(3)	Total	% of Class(4)
Jerry W. Burris	35,491	–	28,324	–	63,815
Susan M. Cameron	10,554	–	–	–	10,554
Michael L. Ducker	17,048	–	–	–	17,048
Lynnette R. Heath	5,842	1,615	50,693	–	55,150
Randall J. Hogan	808,417	–	1,243,193	2,403	2,054,013	1.2%
Jon D. Lammers	9,021	–	78,685	–	87,706
Ronald L. Merriman	37,652	474	28,324	–	66,450
Nicola Palmer	–	–	5,279	–	5,279
Herbert K. Parker	17,048	–	–	–	17,048
Joseph A. Ruzynski	12,865	2,156	74,453	919	90,393
Greg Scheu	–	–	–	–	–
Beth A. Wozniak	68,137	12,807	475,505	137	556,586
Jacqueline Wright	6,703	–	–	–	6,703
Sara E. Zawoyski	29,315	3,363	78,251	551	111,480
Directors, nominees and executive officers as a group(19)	1,091,995	24,501	2,240,110	5,143	3,361,749	2.0%
The Vanguard Group(5)	15,711,475	–	–	–	15,711,475	9.4%
American Century Investment Management, Inc.(6)	14,568,997	–	–	–	14,568,997	8.7%
BlackRock, Inc.(7)	14,028,270	–	–	–	14,028,270	8.4%
State Street Corporation(8)	13,711,277	–	–	–	13,711,277	8.2%

(1)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses or trusts has been disclaimed in some instances.
(2)	Represents for non-employee directors deferred share units held under the nVent Electric plc Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under our Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.
(3)	Represents ordinary shares owned as a participant in the nVent Management Company Retirement Savings and Investment Plan. As of March 19, 2021, Fidelity Management Trust Company (“Fidelity”), the Trustee of the nVent Management Company Retirement Savings and Investment Plan, held 513,885 ordinary shares (<1%). Fidelity disclaims beneficial ownership of all shares. The nVent Management Company Retirement Savings and Investment Plan participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.
(4)	Less than 1% unless otherwise indicated.
(5)	Information derived from a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. As of December 31, 2020, The Vanguard Group had shared voting power for 108,420 ordinary shares, sole dispositive power for 15,464,794 ordinary shares and shared dispositive power for 246,681 ordinary shares.
(6)	Information derived from a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2021 by American Century Investment Management, Inc., American Century Companies Inc. and Stowers Institute for Medical Research. The address of the filers is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. As of December 31, 2020, each filer had sole voting power for 14,358,250 ordinary shares and sole dispositive power for 14,568,997 ordinary shares.
(7)	Information derived from a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. As of December 31, 2020, BlackRock, Inc. had sole voting power for 13,463,023 ordinary shares and sole dispositive power for 14,028,270 ordinary shares.
(8)	Information derived from a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2021. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. As of December 31, 2020, State Street Corporation had shared voting power for 13,357,983 ordinary shares and shared dispositive power for 13,710,246 ordinary shares.

2021 Proxy Statement	65

Questions and Answers about the Annual General Meeting and Voting

Why did I receive these proxy materials?

We are providing these proxy materials to you because our Board of Directors is soliciting proxies for use at our Annual General Meeting of Shareholders to be held on May 14, 2021. We either (i) mailed you a Notice of Internet Availability of Proxy Materials on or before March 30, 2021 notifying each shareholder entitled to vote at the Annual General Meeting how to vote and how to electronically access a copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format. You received these proxy materials because you were a shareholder of record as of the close of business on March 19, 2021.

If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, including a proxy card in paper format on which you may submit your vote by mail, you should follow the instructions for requesting such proxy materials in the Notice of Internet Availability of Proxy Materials.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Irish statutory financial statements and directors’ and auditors’ reports are available online at www.proxyvote.com.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You may vote your proxy by telephone or over the Internet as directed in the Notice of Internet Availability of Proxy Materials or, if you have requested or received a proxy card, by signing and dating the proxy card and submitting it by mail.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other custodian or nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker, bank or other custodian or nominee on how to vote your shares.

Who is entitled to vote at the Annual General Meeting and how many votes do I have?

The Board has set the close of business on March 19, 2021 (Eastern Standard Time) as the record date for the Annual General Meeting. At the close of business on the record date, we had 167,676,097 ordinary shares outstanding and entitled to vote. All shareholders of record at the close of business on the record date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Beneficial owners whose banks, brokers or other custodians or nominees are shareholders registered in our share register with respect to the beneficial owners’ shares at the close of business on the record date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record of ordinary shares, you can vote in the following ways:

•	By Internet: You can vote over the Internet at www.proxyvote.com. For more information, follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	By Telephone: You can vote by telephone from the United States or Canada by calling the telephone number on the proxy card.

66	nVent Electric plc

Questions and Answers about the Annual General Meeting and Voting

•	By Mail: You can vote by mail by marking, signing and dating your proxy card or voting instruction form and returning it in the postage-paid envelope, the results of which will be forwarded to nVent Electric plc’s registered address electronically. For more information, follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	At the Annual General Meeting: If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting.

How do I vote if I am a beneficial owner?

If you are a beneficial owner of ordinary shares, you can vote in the following ways:

•	General: You can vote by following the materials and instructions provided by your bank, broker or other custodian or nominee.

•	At the Annual General Meeting: If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, then you must obtain a legal proxy, executed in your favor, from the shareholder of record of your shares (i.e., your broker, bank or other custodian or nominee) and bring it to the Annual General Meeting.

What is the deadline to vote my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until 10:59 p.m. local time (11:59 p.m. Eastern Daylight Time) on May 13, 2021. If you are a shareholder of record and submit a proxy card, the proxy card must be received at the address stated on the proxy card by 10:59 p.m. local time (11:59 p.m. Eastern Daylight Time) on May 13, 2021. If you are a beneficial owner, please follow the voting instructions provided by your bank, broker or other custodian or nominee.

How do I attend the Annual General Meeting?

All shareholders of record as of the close of business on the record date are invited to attend and vote at the Annual General Meeting. For admission to the Annual General Meeting, shareholders should bring a form of photo identification to the shareholders check-in area at the meeting, where their ownership will be verified. Those who beneficially own shares should also bring account statements or letters from their banks, brokers or other custodians or nominees confirming that they own our ordinary shares as of March 19, 2021 (see above for further information if you also intend to vote at the Annual General Meeting). Registration will begin at 7:00 a.m. (local time) and the Annual General Meeting will begin at 8:00 a.m. (local time) on May 14, 2021.

We urge shareholders to consider carefully whether to attend the Annual General Meeting in person, taking into account the public health concerns relating to Covid-19 and any applicable public emergency orders and recommendations, which may, for example, prohibit in person attendance. Under the current circumstances, we encourage shareholders to vote by proxy in advance of the meeting to ensure that your shares are represented at the meeting. We advise shareholders that we intend to follow an abbreviated meeting format. Among other things, similar to last year’s annual general meeting, we intend to keep the meeting as brief as possible, we expect only a limited number of representatives of nVent to attend the meeting, we will practice social distancing, and we will not provide any refreshments. Attendees will be asked to wear face coverings and practice social distancing.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, Ireland at 2:00 p.m. (local time) and the requirements for admission to the Annual General Meeting, as set out above, apply. If participation at the offices of Arthur Cox is not possible, we will publicly announce an alternative venue at which shareholders in Ireland may participate by audio link.

2021 Proxy Statement	67

Questions and Answers about the Annual General Meeting and Voting

May I change or revoke my proxy?

If you are a shareholder of record and have already voted, you may change or revoke your proxy before it is exercised at the Annual General Meeting in the following ways:

•	By voting by Internet or telephone at a date later than your previous vote but prior to the voting deadline (which is 10:59 p.m. local time or 11:59 p.m. Eastern Daylight Time on May 13, 2021);

•	By mailing a proxy card that is properly signed and dated later than your previous vote and that is received by us prior to the voting deadline (which is 10:59 p.m. local time or 11:59 p.m. Eastern Daylight Time on May 13, 2021); or

•	By attending the Annual General Meeting and voting in person, although attendance at the Annual General Meeting will not, by itself, revoke a proxy.

If you are a beneficial owner, you must contact the record holder of your shares to revoke a previously authorized proxy or voting instructions.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to New York Stock Exchange (“NYSE”) rules. If you do not provide voting instructions for proposals considered “non-routine” a “broker non-vote” occurs. We believe that Proposals 1 and 2 will be considered “non-routine” under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you. If a broker does not receive voting instructions from you regarding Proposals 1 and 2, the “broker non-vote” will have no effect on the vote on such agenda items. The “routine” proposals in this Proxy Statement are Proposals 3 and 4, for which your broker has discretionary voting authority under the NYSE rules to vote your shares, even if the broker does not receive voting instructions from you.

Ordinary shares owned by shareholders electing to abstain from voting on any of the Proposals will have no effect on any of the Proposals.

How will my shares be voted if I do not specify how they should be voted?

If you sign and submit a proxy to the company-designated proxy holders and do not provide specific voting instructions, you instruct the company-designated proxy holders to vote your shares in accordance with the recommendations of the Board.

If your shares are held in the nVent Management Company Retirement Savings and Investment Plan or the nVent Management Company Non-Qualified Deferred Compensation Plan and you either (1) submit a proxy but do not provide specific voting instructions or (2) do not submit a proxy, then your shares will not be voted.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct the company-designated proxy holders, in the absence of other specific instructions or the appointment of other proxy holders, to vote your shares in accordance with the recommendations of the Board.

68	nVent Electric plc

Questions and Answers about the Annual General Meeting and Voting

What constitutes a quorum for the Annual General Meeting?

Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions and broker non-votes regarded as present for purposes of establishing the quorum.

Who will count the votes?

Representatives from The Carideo Group, Inc. will count the votes and serve as our Inspectors of Election.

Who will pay for the cost of this proxy solicitation?

We will pay the costs of soliciting proxies sought by the Board. Proxies may be solicited on our behalf by our directors, officers or employees telephonically, electronically or by other means of communication. We have engaged Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to assist us in the solicitation of proxies at a cost to us of $10,000, plus out-of-pocket expenses. We have requested that banks, brokers and other custodians and nominees who hold ordinary shares on behalf of beneficial owners forward soliciting materials to those beneficial owners. Upon request, we will reimburse banks, brokers and other custodians and nominees for reasonable expenses incurred by them in forwarding these soliciting materials to beneficial owners of our ordinary shares.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the Internet. As a result, we mailed to our shareholders of record a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Notice of Internet Availability of Proxy Materials also serves as a Notice of Meeting.

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?

The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why did I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

You may have received multiple Notices of Internet Availability of Proxy Materials or proxy cards if you hold your shares in different ways or accounts (for example, 401(k) accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If you are the beneficial owner of shares held in “street name,” you will receive your voting information from your bank, broker or other custodian or nominee, and you will vote as indicated in the materials you receive from your bank, broker or other custodian or nominee. You should vote your proxy for each separate account you have.

2021 Proxy Statement	69

Shareholder Proposals and Nominations for the 2022 Annual General Meeting of Shareholders

The deadline for submitting a shareholder proposal for inclusion in our proxy materials for our 2022 Annual General Meeting pursuant to SEC Rule 14a-8 is November 30, 2021. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, for such proposals to be eligible for inclusion in our proxy statement and form of proxy for our 2022 Annual General Meeting.

Eligible shareholders may under certain circumstances be able to nominate and include in our proxy materials a specified number of candidates for election as directors under the proxy access provisions of our Articles of Association. Among other requirements in our Articles of Association, to nominate a director under the proxy access provisions of our Articles of Association, a shareholder must give written notice to our Corporate Secretary that complies with our Articles of Association no earlier than 150 days and no later than 120 days prior to the first anniversary of the date our definitive proxy statement was released to shareholders in connection with the prior year’s Annual General Meeting. Accordingly, we must receive notice of a shareholder’s nomination for the 2022 Annual General Meeting pursuant to the proxy access provisions of our Articles of Association no earlier than October 31, 2021 and no later than November 30, 2021. If the notice is received outside of that time frame, then the notice will be considered untimely and we are not required to include the nominees in our proxy materials for the 2022 Annual General Meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or to nominate a director, other than pursuant to the proxy access provisions of our Articles of Association, at the 2022 Annual General Meeting must comply with the requirements set forth in our Articles of Association. Among other requirements in our Articles of Association, to present business or nominate a director at an Annual General Meeting, a shareholder must give written notice that complies with the Articles of Association to our Corporate Secretary no earlier than 70 days and no later than 45 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the prior year’s Annual General Meeting. Accordingly, we must receive notice of a shareholder’s intent to present business, other than pursuant to SEC Rule 14a-8, or to nominate a director, other than pursuant to the proxy access provisions of our Articles of Association, no earlier than January 19, 2022 and no later than February 13, 2022. If the notice is received outside of that time frame, then the notice will be considered untimely and we are not required to present such proposal or nomination at the 2022 Annual General Meeting. If the Board chooses to present a matter of business submitted under our Articles of Association at the 2022 Annual General Meeting, then the persons named in the proxies solicited by the Board for the 2022 Annual General Meeting may exercise discretionary voting power with respect to such proposal.

Shareholder proposals or nominations pursuant to any of the foregoing should be sent to us at our principal executive offices: nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom, Attention: Corporate Secretary.

Our Articles of Association can be found on the website of the U.S. Securities and Exchange Commission by searching its EDGAR archives at http://www.sec.gov/edgar/searchedgar/webusers.htm. Shareholders may also obtain a copy from us free of charge by submitting a written request to our principal executive offices at nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom, Attention: Corporate Secretary.

70	nVent Electric plc

Irish Disclosure of Shareholder Interests

Under the Irish Companies Act 2014, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 3% of our shares ceases to be so interested. Where a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue), and disclosable interests in our shares include any interests in our shares of any kind whatsoever. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any our ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

2020 Annual Report on Form 10-K

Any shareholder wishing to review, without charge, a copy of our 2020 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to us at our principal executive offices: nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom, Attention: Corporate Secretary.

Reduce Duplicate Mailings

To reduce duplicate mailings, we are now sending only one copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Shareholders and Proxy Statement, as applicable, to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of these documents to a shareholder at a shared address. If you wish to receive separate copies of these documents, please notify us by writing or calling nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom, Attention: Corporate Secretary. Telephone: +44-20-3966-0279 or (833) 592-1255. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple Notices of Internet Availability of Proxy Materials or Annual Reports to Shareholders and Proxy Statements, as applicable. To discontinue duplicate mailings, notify us by writing or calling nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom, Attention: Corporate Secretary. Telephone: +44-20-3966-0279 or (833) 592-1255.

2021 Proxy Statement	71

Appendix A

Reconciliation of GAAP to Non-GAAP Financial Measures

nVent Electric plc

Reconciliation of GAAP to non-GAAP financial measures for the Years Ended December 31, 2020, 2019 and 2018 excluding the effect of adjustments (Unaudited)

In millions	2020	2019	2018
Net sales	$1,998.6	$2,204.0	$2,213.6
Operating income	38.4	333.1	310.8
% of net sales	1.9%	15.1%	14.0%
Adjustments:
Restructuring and other	22.0	24.2	7.7
Intangible amortization	64.2	61.4	60.9
Acquisition transaction and integration costs	2.5	2.4	–
Inventory step-up amortization	–	3.2	–
Separation costs	–	–	45.0
Impairment of goodwill	212.3	–	–
Impairment of trade names	8.2	–	–
Corporate allocations	–	–	0.8
Segment income	$347.6	$424.3	$423.6
Return on sales	17.4%	19.3%	19.1%
Net income (loss) – as reported	$(47.2)	$222.7	$230.8
Interest expense adjustment – pro forma	–	–	(5.6)
Adjustments to operating income (loss)	309.2	91.2	112.8
Pension and other post-retirement mark-to-market loss	8.7	27.3	7.0
Income tax adjustments	(14.8)	(32.8)	(31.0)
Net income – as adjusted	$255.9	$308.4	$314.0
Diluted earnings (loss) per ordinary share
Diluted earnings (loss) per ordinary share – as reported	$(0.28)	$1.29	$1.28
Adjustments	1.78	0.49	0.46
Diluted earnings per ordinary share – as adjusted	$1.50	$1.78	$1.74

nVent Electric plc

Reconciliation of cash from operating activities to free cash flow (Unaudited)

In millions	2020	2019	2018
Net cash provided by (used for) operating activities – as reported	$344.0	$336.3	$343.5
Interest expense – pro forma	–	–	(5.6)
Net cash provided by (used for) operating activities – pro forma	344.0	336.3	337.9
Capital expenditures	(40.0)	(38.8)	(39.5)
Proceeds from sale of property and equipment	2.0	6.3	2.4
Free cash flow – pro forma	$306.0	$303.8	$300.8

72	nVent Electric plc

This proxy statement was printed on recycled paper, reflecting our dedication to protecting natural resources.

NVENT ELECTRIC PLC

C/O BROADRIDGE

51 MERCEDES WAY

EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 13, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 13, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to nVent Electric plc’s registered address). In order to assure that your proxy card is tabulated in time to be voted at the Annual General Meeting, you must return your proxy card at the above address by 11:59 p.m. Eastern Time on May 13, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D42924-P54432	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NVENT ELECTRIC PLC

The Board of Directors recommends you vote FOR the following director nominees:

1.	By Separate Resolutions, Election of Director Nominees:		For	Against	Abstain
Nominees:

	1a.	Jerry W. Burris	☐	☐	☐

	1b.	Susan M. Cameron	☐	☐	☐

	1c.	Michael L. Ducker	☐	☐	☐

	1d.	Randall J. Hogan	☐	☐	☐

	1e.	Ronald L. Merriman	☐	☐	☐

	1f.	Nicola Palmer	☐	☐	☐

	1g.	Herbert K. Parker	☐	☐	☐

	1h.	Greg Scheu	☐	☐	☐

	1i.	Beth A. Wozniak	☐	☐	☐

	1j.	Jacqueline Wright	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Approve, by Non-Binding Advisory Vote, the Compensation of the Named Executive Officers	☐	☐	☐

3.	Ratify, by Non-Binding Advisory Vote, the Appointment of Deloitte & Touche LLP as the Independent Auditor and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditor’s Remuneration	☐	☐	☐

4.	Authorize the Price Range at which nVent Electric plc can Re-Allot Treasury Shares	☐	☐	☐

NOTE: To consider and act on such other business as may properly come before the Annual General Meeting or any adjournment.

Any shareholder entitled to attend and vote at the Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder of the Company. A proxy is required to vote in accordance with the instructions given to him or her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual General Meeting to be held on May 14, 2021:

The Annual Report, Notice of Annual General Meeting, Proxy Statement and
Irish Statutory Financial Statements and Related Reports are available at www.proxyvote.com.

D42925-P54432

NVENT ELECTRIC PLC

Annual General Meeting of Shareholders
May 14, 2021 8:00 AM Local Time
This proxy is solicited by the Board of Directors

The signatory, revoking any proxy heretofore given in connection with the Meeting, hereby appoints Beth A. Wozniak and Jon D. Lammers, or either of them (the “Proxies”), as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to attend, speak and to vote at the Meeting, as designated on the reverse side of this card, all ordinary shares of nVent Electric plc that the signatory is entitled to vote at the Annual General Meeting of Shareholders to be held at 1665 Utica Avenue, Suite 700, Saint Louis Park, MN 55416 USA, and any adjournment or postponement thereof (the “Meeting”). If you wish to appoint as proxy any other person or persons, please contact the Corporate Secretary. In the event of other agenda items or proposals during the Meeting on which voting is permissible under Irish law, you instruct the Proxies, in the absence of other specific instructions, to vote the shares in accordance with the Board of Directors’ recommendations.

If the signatory is a participant in the nVent Management Company Retirement Savings and Investment Plan, the nVent Management Company Non-Qualified Deferred Compensation Plan, and/or the Pentair, Inc. Non-Qualified Deferred Compensation Plan (the “Plans”), the signatory hereby directs Fidelity Management Trust Company as Trustee of the Plans, to vote at the Meeting, as designated on the reverse side of this card, all of the ordinary shares of nVent Electric plc allocated to the signatory’s account in the Plans as of March 19, 2021.

If the signatory is a participant in the nVent Electric plc Employee Stock Purchase and Bonus Plan or the nVent Electric plc International Stock Purchase and Bonus Plan (the “Purchase Plans”), the signatory is revoking any proxy heretofore given in connection with the Meeting, hereby appoints the Proxies, or either of them, as proxies each with power to appoint his or her substitute, and hereby authorizes the Proxies to attend and to vote at the Meeting, as designated on the reverse side of this card, all of the ordinary shares of nVent Electric plc allocated to the signatory’s account in the Purchase Plans as of March 19, 2021.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations; provided, however, if no such direction is made regarding shares held in the Plans, this proxy will not be voted with respect to such shares.

Continued and to be signed on reverse side